  As filed with the Securities and Exchange Commission on September 27, 2000

                                                     Registration No. 333-32472
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                            AMENDMENT NO. 7 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             Genomica Corporation
                        (Name of Issuer in its charter)

         Delaware                    7371                    23-2821818
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial               Identification
      incorporation          Classification Code              Number)
     or organization)              Number)

                               1745 38th Street
                               Boulder, CO 80301
                                (720) 565-4500

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                Teresa W. Ayers
                            Chief Executive Officer
                             Genomica Corporation
                               1745 38th Street
                               Boulder, CO 80301
                                (720) 565-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies To:
      James C. T. Linfield, Esq.                Mark Mihanovic, Esq.
         Steven E. Segal, Esq.                 McDermott, Will & Emery
          Cooley Godward llp                   2049 Century Park East
   2595 Canyon Boulevard, Suite 250                  Suite 3400
        Boulder, CO 80302-6737                  Los Angeles, CA 90067
            (303) 546-4000                         (310) 277-4110

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                                ---------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

              Subject to Completion, Dated September 27, 2000

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                                5,000,000 Shares

                               [LOGO OF GENOMICA]

                                  Common Stock

                                $      per share

-----------------------------------------------------------------

This is an initial public offering of common stock of Genomica Corporation.

We expect that the price to the public in the offering will be between $16.00 and $18.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.

Our common stock has been approved for listing on the Nasdaq National Market under the symbol "GNOM".

Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

                                                       Per Share    Total
                                                       --------- -----------
        Price to the public...........................  $        $
        Underwriting discount.........................
        Proceeds to Genomica..........................

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 750,000 additional shares from us within 30 days following the date of this prospectus to cover over-allotments.

-----------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets

                 Dain Rauscher Wessels

                                                   Prudential Vector Healthcare
                                        a unit of Prudential Securities

                The date of this Prospectus is          , 2000.

                                 [INSIDE COVER]


The inside cover art includes a gatefold entitled "Our Discovery Manager Software Supports a Broad Range of Scientific Disciplines." There are descriptions of six scientific disciplines including Clinical Genetics, Epidemiology and Statistical Genetics (on the left page) and Human Genetics, Molecular Biology and Pharmacogenomics (on the right page). Each description consists of a white-filled box with a brown border inside of which is the name of the discipline in capital letters and a one-line description of the discipline. Overlaying the right side of each text box is a "print screen" of a picture of a computer screen from Discovery Manager that is useful to a researcher in the discipline.

The inside front cover is a block diagram that describes the various components of our Discovery Manager product. At the top of the diagram are six rectangles, one for each type of Discovery Manager user: Clinical Geneticist, Epidemiologist, Statistical Geneticist, Human Geneticist, Molecular Biologist, and Pharmacogenomics Researcher. Below these rectangles is a rectangle labeled "Common User Interface." Below the Common User Interface rectangle are three rectangles that correspond to the key tools of Discovery Manager: Sequence Analysis Tools, Genetic Analysis Tools and Mapping Analysis Tools. Below the rectangles that represent our tools there are two cylinders labeled Discovery Manager Database and Reference Database. At the bottom of the page, there is a caption entitled "Discovery Manager Software Infrastructure."

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................   6
Forward-Looking Statements.................................................  14
Use of Proceeds............................................................  15
Dividend Policy............................................................  15
Conventions Which Apply to this Prospectus.................................  15
Capitalization.............................................................  16
Dilution...................................................................  17
Selected Financial Data....................................................  18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  19
Overview of Genomics.......................................................  25
Business...................................................................  27
Management.................................................................  36
Principal Stockholders.....................................................  43
Related-Party Transactions.................................................  45
Description of Capital Stock...............................................  47
Shares Eligible for Future Sale............................................  50
Plan of Distribution.......................................................  51
Legal Matters..............................................................  53
Experts....................................................................  53
Where You Can Find More Information........................................  53
Index to Financial Statements.............................................. F-1

                               Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

                                  Our Business

We are a provider of innovative software products and services that are designed to enable pharmaceutical and biotechnology researchers to accelerate the drug discovery and development process. We believe our first product, Discovery Manager, offers the broadest set of software tools for genomics researchers of any commercially available product. Our current customers include leading genomics-based research organizations such as AstraZeneca, GlaxoWellcome, Oxagen Limited, Warner-Lambert and the National Cancer Institute, which together represent 86% of our revenue. Our revenue was $781,000 for the year ended December 31, 1999, and our revenue was $766,000 for the six months ended June 30, 2000. Our net losses were $7.6 million for the year ended December 31, 1999, and our net loss was $28.4 million, including non-cash equity related charges of $23.3 million, for the six months ended June 30, 2000.

Genomics is the study of genes and their relationship to disease. Drug companies are increasingly focusing major research efforts on genomics to develop new therapeutic drugs and diagnostic tests. Researchers are nearly finished mapping the human genome, meaning that much of the preliminary work of identifying human genes is completed. Researchers' next challenge is to understand the functions of these genes. To do this, researchers must analyze unprecedented volumes of genetic data, which has created the need for powerful new software tools to manage and analyze the data. Discovery Manager merges information technology and genomics, offering researchers software tools to solve their data management and analysis challenges.



                                Our Opportunity

Bioinformatics is the application of computer technologies for the collection, management and analysis of biological data. According to industry surveys, spending on bioinformatics by pharmaceutical and biotechnology organizations is expected to increase dramatically in 2001 to between $1 billion to $2 billion from an estimated $400 million in 2000. This amount includes spending for both internal bioinformatics departments and external products and services.

                        Challenges of Using Genomic Data

The key challenges of using genomic data in the drug discovery and development process are:

 .Unprecedented volumes of data. Public and private genomic databases now contain tens of billions of genetic sequence data points. New experiments or analyses involving these data will rapidly expand the total data volume.

 .Diversity of data sources. Many different types of scientists are performing genomic research and data generation in thousands of different locations throughout the world. These groups usually represent, classify and store their data in different ways.

 .Lack of broad genomic-specific tools. We believe many genomic researchers currently rely on a patchwork of non-standard, non-integrated, non-scientific and unsupported software tools.

 .Short supply of bioinformaticists. We believe there is a limited supply of individuals with training or experience in both the science of genomics and the application of computer-based information technology relative to the number of job opportunities in this field.

 .Difficulty of data visualization/presentation. Visualization of large quantities of highly interrelated genomic data presents significant challenges.

 .Data security concerns. Research organizations are concerned about access to and the security of the data they produce and use.

                              Discovery ManagerTM

Discovery Manager is our first bioinformatics product. It has been developed over the past 15 years by our chief scientist in collaboration with some of the leading researchers working in the field of genomics. The product is an integrated suite of software tools and a database template for genomics research. The database can be filled with genomic data from the user's own research as well as publicly available and other sources. Our tools include sophisticated scientific algorithms designed for easy use by genomic researchers without the assistance of bioinformaticists. Discovery Manager enables individual or collaborating researchers to access, store, manipulate, analyze, annotate and integrate genomic data from a variety of sources. We believe that Discovery Manager is the only commercially available product that integrates human sequence, genetic map, genotype, phenotype and clinical information.

Discovery Manager addresses the challenges of using genomic data in the drug discovery and development process. It offers:

 . Data standardization. We provide a standard representation of diverse types and formats of genomic information.

 . Data integration. Our product brings together in one database many different types of information contained in both publicly available and proprietary genomic databases.

 . High scalability. We believe our product will be able to meet the growing and increasingly complex, or scalability, needs of the largest pharmaceutical and biotechnology companies in the world.

 . Broad suite of data analysis tools. Our product's proprietary software tools enable researchers to easily sort, manage and analyze genomic information.

 . Practical visualization tools. Our product provides a practical way to show complex genomic information in simple-to-understand formats.

 . Security. Our product provides security and access features to help ensure the privacy of sensitive project data.

                            Our Strategic Alliances

We have a strategic alliance with Applied Biosystems to license certain components of our software technology that will be designed to operate with Applied Biosystems' genotyping instruments that are used in the gene discovery and analysis process. By integrating our software technology with Applied Biosystems' instruments, we believe each companies' customers will be able to perform their gene research and data analysis more rapidly and effectively. Separately, Applied Biosystems made an equity investment of $3 million in us.

We also have signed a letter of intent with Celera Genomics to enter into a strategic alliance to develop a special "Celera Edition" of Discovery Manager for use with the Celera Discovery System's Genome Reference Database. The letter of intent contemplates our joint development of an integrated edition of Discovery Manager with Celera's Discovery System. We anticipate that this integrated product would enable Celera's customers to seamlessly navigate between the Celera Edition of Discovery Manager and Celera's Discovery System Genome Reference Database. There can be no assurance that the letter of intent will lead to a binding agreement, or that the terms of a binding agreement would be advantageous to us.

                                  Our Strategy

Our objective is to provide pharmaceutical and biotechnology researchers with the most scientifically adept bioinformatics tools and services for genetic research and drug discovery and development. The key elements of our strategy to achieve our objective include:

 . expanding our product offerings through internal development and acquisitions

 . establishing product development and distribution alliances with companies in the drug discovery and development market that have strong market positions and technologies complementary to ours

 . offering our customers the option to access our products via the Internet without the need to install and maintain the software on their own equipment; this approach is commonly called being an application service provider, or ASP

 . continuing our scientific leadership by deepening and expanding our relationships with scientific leaders in the field of genomics

 . increasing our sales and marketing capacity

Although we believe that our bioinformatics tools and services are the most scientifically adept products commercially available for pharmaceutical and biotechnology researchers, we may face obstacles in implementing our strategy, including competition from other organizations, such as internal bioinformatics departments, and the failure of potential customers to adopt our tools. In addition, to pursue our strategy we will continue to make significant expenditures in excess of our revenue resulting in continued net losses for the near term.

                               Other Information

We were incorporated in Delaware in September 1995. Our principal executive offices are located at 1745 38th Street, Boulder, Colorado 80301. Our telephone number is (720) 565-4500. Our website is located on the world wide web at "genomica.com." Our website is not part of this prospectus.

GENOMICATM and Discovery ManagerTM are trademarks of Genomica Corporation. All other product names, trade names and trademarks included in this prospectus are the property of their respective owners.

                                  The Offering

Common stock offered............... 5,000,000 shares
Common stock to be outstanding
 after the offering................ 20,989,363 shares
Use of proceeds.................... We intend to use the net proceeds from the offering to continue development of
                                    Discovery Manager and new products; expand
                                    our sales and marketing activities; acquire
                                    complementary technologies, products or
                                    companies; repay capital lease obligations;
                                    and for general corporate purposes.
Proposed Nasdaq National Market
 symbol............................ GNOM

In the table above, the number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of September 20, 2000.



The number of shares of common stock outstanding excludes:

 . 2,059,619 shares of common stock issuable upon the exercise of options outstanding as of September 20, 2000, at a weighted average exercise price of $1.53 per share

 . 340,386 shares of common stock issuable upon exercise of warrants outstanding as of September 20, 2000, at a weighted average exercise price of $2.11 per share

                             Summary Financial Data
                     (in thousands, except per share data)

The pro forma balance sheet data reflects the receipt of the estimated net proceeds from the sale of 900,000 shares of our Series D preferred stock to Applied Biosystems at $3.34 per share (which will convert into 300,000 shares of common stock upon the closing of this offering). The pro forma as adjusted balance sheet data reflects the receipt of the net proceeds from the sale of 5,000,000 shares of our common stock at an assumed price to the public of $17.00 per share, after deducting the underwriting discounts and estimated offering expenses, and the repayment of capital lease obligations.

                                                              Six Months Ended
                                   Year Ended December 31,        June 30,
                                   -------------------------  -----------------
                                    1997     1998     1999     1999      2000
                                   -------  -------  -------  -------  --------
                                                                (unaudited)
   Statements of Operations Data:
   Revenue:
    Software licenses and
     services....................  $   --   $   197  $   622  $   185  $    739
    Research grants..............      --       --       159       29        27
                                   -------  -------  -------  -------  --------
     Total revenue...............      --       197      781      214       766
                                   -------  -------  -------  -------  --------
   Operating expenses:
    Costs of revenue.............      --       141      447      154       195
    Research and development.....    1,682    2,328    4,869    1,763     6,038
    Selling and marketing........      495      634    1,722      660     3,030
    General and administrative...      579      884    1,723      293     5,236
                                   -------  -------  -------  -------  --------
     Total operating expenses....    2,756    3,987    8,761    2,870    14,499
                                   -------  -------  -------  -------  --------
   Operating loss................   (2,756)  (3,790)  (7,980)  (2,656)  (13,733)
   Interest income...............       37       90      419      185       375
   Interest expense..............      (19)     (55)     (18)     (10)      (29)
                                   -------  -------  -------  -------  --------
   Net loss......................   (2,738)  (3,755)  (7,579)  (2,481)  (13,387)
   Deemed dividend related to
    beneficial conversion feature
    of preferred stock...........      --       --       --       --    (15,009)
                                   -------  -------  -------  -------  --------
   Net loss applicable to common
    stockholders.................  $(2,738) $(3,755) $(7,579) $(2,481) $(28,396)
                                   =======  =======  =======  =======  ========

   Net loss per share, basic and
    diluted......................  $ (2.80) $ (3.81) $ (7.13) $ (2.37) $ (22.13)
                                   =======  =======  =======  =======  ========
   Weighted average common shares
    outstanding, basic and
    diluted......................      977      986    1,062    1,046     1,283

   Pro forma (unaudited):
    Net loss per share, basic and
     diluted.....................                    $ (0.68) $ (0.23)   $(2.07)
                                                     =======  =======  ========
    Weighted average common
     shares outstanding, basic
     and diluted.................                     11,121   10,702    13,738

                                                               June 30, 2000
                                                       -----------------------------
                                                                          Pro Forma
                                                       Actual  Pro Forma As Adjusted
                                                       ------- --------- -----------
                                                                (unaudited)
   Balance Sheet Data:
   Cash, cash equivalents and short-term investments.  $14,010  $17,010    $94,427
   Working capital...................................   12,787   15,787     93,327
   Total assets......................................   18,548   21,548     98,965
   Capital lease obligations, long-term portion......      210      210        --
   Total stockholders' equity........................   15,800   18,800     96,550

                                 Risk Factors

You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares.

We have a history of operating losses and an accumulated deficit, and we may not succeed or become profitable.

We will need to generate significant revenue to achieve profitability and we may be unable to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability in the future. If we do not achieve or sustain profitability, then we may be unable to continue our operations. We have incurred operating losses every quarter since we began operations and we have not generated enough revenue to cover the substantial amounts that we have spent to develop and market our products and services. We had an accumulated deficit of $16.2 million at December 31, 1999, and $44.6 million at June 30, 2000.

In the first quarter of 2000, we incurred a noncash charge to earnings of approximately $15.0 million as a result of the sale of our Series C preferred stock. We will incur another $2.1 million noncash charge to earnings in September 2000 as a result of the sale of our Series D preferred stock.

We expect to invest substantial financial and other resources to develop and introduce new products and services and expand our sales and marketing departments, strategic relationships and operating infrastructure. We expect that our expenses will continue to increase.

We are likely to continue experiencing operating losses and negative cash flow from operations for the foreseeable future.

We will incur significant charges to earnings as a result of recent stock option grants. This will hamper our ability to become profitable.

As a result of recent option grants, we will incur significant non-cash charges to earnings in future periods, which will hamper our ability to become profitable. In the first six months of 2000 these charges were $8.3 million and are expected to be approximately $6.6 million for the rest of 2000, $8.2 million for 2001, $4.6 million for 2002 and $3.1 million for future periods. Our lack of profitability in any particular period and the amount of any net loss, which will be exacerbated by these charges, could cause the market price for our common stock to drop, perhaps significantly.

Our limited operating history makes evaluating our business difficult. This also makes it difficult to forecast our future operating results.

We commenced operations in September 1995 and we did not begin generating revenue from our product and services until June 1998. Also, we have only sold our product to a limited number of customers to date. Our limited operating history makes it difficult to evaluate our business and to forecast our future operating results. As a result, you must consider the risks and uncertainties inherent in the development of a new business enterprise.

The market for our products and services is evolving and uncertain, and if our products and services do not achieve market acceptance, our business will be harmed. Our future results of operations depend on whether the market accepts Discovery Manager and new products and services that we intend to develop. As is typical in new and evolving markets, demand and market acceptance for our products and services are subject to a high level of uncertainty. Only a few commercially available software products designed specifically for genomics-based drug development and discovery exist and these are unproven.

Our software is designed to incorporate features that respond to the needs of pharmaceutical and biotechnology researchers. To the extent we experience delays or difficulties implementing features that these researchers request, our ability to serve our customers may be adversely affected.

Market acceptance of our products and services will depend on a number of factors, some of which are not in our control. The amount and timing of our revenues and profitability will be negatively impacted if the market for our products fails to develop or develops more slowly than we expect.

If we fail to successfully redevelop our product to use a different computer programming language and database, our customer base will likely decline.

To maintain and increase our customer base, we are currently redeveloping our product with a different programming language and database platform. We are not sure if the redeveloped product will have the same performance level as our current product. If we do not successfully redevelop this product, our customer base may decline. Any delays in this redevelopment may result in postponement of future sales and erosion of our competitive position. In addition, until our customers transition to our redeveloped product, we will be required to devote resources to maintain and support both our current product and redeveloped product, which could consume both our personnel and other resources. If in the future our customers demand a different programming language or database platform than the ones we have chosen for the current redevelopment, we will incur substantial additional costs in redeveloping our product and our operating results will be harmed.

We expect to rely heavily on strategic relationships with larger companies to help us achieve market acceptance for our products. If we are unable to successfully develop these relationships, or if these companies do not perform as expected, our ability to achieve profitability would be materially harmed.

Part of our business strategy is to work with larger, more established companies that are suppliers to the drug discovery and development industry to help create market awareness and acceptance of our products. We have limited experience in developing strategic relationships of this type and have entered into only two to date. If we are unsuccessful in developing strategic relationships, or if parties with which we develop relationships do not perform as expected, our products may not achieve broad market acceptance and our ability to achieve profitability will be significantly harmed.

If we do not increase our brand and name recognition, our ability to sell our products will be reduced and our business and operating results will suffer.

We have generated revenue from product licenses only since 1998 and currently have only ten customers. Most of our target customers are large pharmaceutical and biotechnology companies and other research organizations. We believe that establishing and maintaining brand and name recognition is critical for attracting and expanding this targeted customer base because we believe these targeted customers generally prefer to do business with established brands and companies. We also believe that the importance to us of name recognition and reputation will increase as competition in our market increases. Promotion and enhancement of our brand and name will depend on the effectiveness of our marketing and advertising efforts and on our ability to continue providing high-quality products and services. We may not be successful in either regard. If we are not successful, our ability to generate revenue will be limited.

Our revenue and profits may decrease if we lose any of our major customers.

Historically, a small number of customers have accounted for a significant portion of our revenue in any particular period. The loss of a major customer could harm our business. For the six months ended June 30, 2000, five of our customers accounted for 86% of our revenue. We anticipate that sales of our product to a small number of customers will continue to account for a significant portion of our total revenue. In addition, our license agreements are short-term and may not be renewed by our customers.

We currently have only ten customers. If we do not increase the number of our customers and increase sales to our existing customers, we will be unable to increase our revenue significantly.

If we do not increase the number of product licenses sold to existing and new customers, we will be unable to significantly increase our revenue. Our primary target market is biotechnology and pharmaceutical organizations. Five of our customers, AstraZeneca, GlaxoWellcome, Oxagen Limited, Warner-Lambert and the National Cancer Institute, represent 86% of our revenue. A relatively small number of customers will represent a significant percentage of our total revenue for the foreseeable future.

Our customer contracts are cancellable with little notice and if we lose any of these contracts, our revenues and marketing efforts with other customers will be materially adversely affected.

The contracts with our customers are cancellable by them with little notice. Our customers do not have any obligation to continue to use our current product or to purchase additional services from us. Our strategy has been to focus on potential customers who are considered market leaders in the drug discovery and development industries. Consequently, we depend on our customers not only for generating revenue but also for enhancing our marketing efforts with other potential customers. The loss of any of these contracts would adversely impact our revenue and operating results, and may affect our marketing efforts with other customers.

If we are unable to expand our sales and marketing capabilities, we will be unable to significantly increase our revenue.

We have limited experience in sales and marketing. We currently have only 12 people in our sales and marketing departments. If we are unable to increase our sales and marketing personnel and efforts, both in the United States and in Western Europe, or arrange with a third party to perform these services, we will be unable to significantly increase our revenue. We are currently attempting to hire and train additional personnel, but we cannot assure you that our sales force will be sufficiently large or knowledgeable to meaningfully increase our sales and customer base. Even if we are able to hire additional sales personnel in the near future, their effectiveness will be limited until they gain sufficient experience.

We are highly dependent on Dr. Thomas Marr, and the loss of his services could affect our ability to be successful.

We are highly dependent on Dr. Thomas Marr, our founder, President and Chief Scientist. Dr. Marr is important to developing information, tools and services required for implementation of our business plan. Moreover, we believe Dr. Marr's reputation and prominence in the genomics field provides us with a competitive advantage. A significant component of our marketing strategy is to capitalize on the reputation and contacts of Dr. Marr. If we lost Dr. Marr's expertise, we would have difficulty replacing him and our product development efforts and business opportunities could be adversely affected. Although we have an employment agreement with Dr. Marr, he could leave us at anytime. In addition, we do not have life insurance on Dr. Marr.

Our success depends on the continuing contribution of our other key personnel who may leave us at any time and our ability to integrate new personnel, including several key members of our management team.

Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel. In particular, the loss of the services of Teresa W. Ayers, our chief executive officer, Kenneth
S. Rubin, our executive vice president of commercial development, Daniel R. Hudspeth, our chief financial officer, Michael W. Cohn, our vice president of engineering, Chuck W. Philipp, our vice president of marketing and Sean M. Ryan, our vice president of sales, could harm our sales and operations. Although we have an employment agreement with Ms. Ayers, she and any other of our key personnel may leave us at any time. In addition, we do not have "key person" life insurance policies on any of our employees.

Several key members of our management team have joined us within the last year, including Ms. Ayers, Mr. Rubin, Mr. Hudspeth, Mr. Cohn, Mr. Philipp and Mr. Ryan. If we cannot effectively integrate these employees into our business, or if they cannot work together as a management team to implement our business strategy, successfully achieving our revenue goals and profitability will be difficult. If any of our management team left or were seriously injured and unable to work, it could be costly and time consuming to replace them.

If we cannot attract, retain, motivate and integrate additional skilled per-sonnel, our ability to compete will be impaired.

We are a small company with only 81 employees. We believe many of our current and potential competitors have more employees than we do. Our success depends in large part on our ability to attract, retain and motivate highly qualified management and scientific personnel. We face intense competition for qualified personnel. If we are unable to continue to employ our key personnel or to attract and retain qualified personnel in the future, our ability to successfully execute our business plan will be jeopardized and our growth will be inhibited.

In addition, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel.

We face intense competition, including from internal bioinformatics departments, and we may not have the resources required to successfully compete.

We face significant competition from the internal bioinformatics departments of our customers and other companies that are potential customers. Some of our customers and potential customers have internally developed software to organize and analyze genomic data. These companies may believe that their software is adequate for their needs and that our product is unnecessary. In addition, certain internal departments of a corporation may be resistant to outsourcing software because it could reduce the departments' budgets.

We face competition from other organizations, as well, including:

 .other bioinformatics companies

 .specialized drug discovery software companies

 .academic and scientific institutions

 .public and private research organizations

Many of our customers and potential customers and other competitors have much greater resources and name recognition than we do. Some of our third-party competitors may offer discounts as a competitive tactic. Moreover, our competitors may in the future offer broader product lines or technologies or products that are more commercially attractive than our current or future products or that may render our technologies or products obsolete.

If our customers and potential customers elect to continue to develop their own bioinformatics software, or we are unable to compete successfully with our third-party competitors, then we will be unable to meaningfully improve our operating results and we may not be able to continue operating our business.

Our failure to manage planned growth could adversely affect our ability to increase revenue and become profitable.

If we do not effectively manage our planned growth, our ability to significantly increase revenue and become profitable will be limited. We need to rapidly and significantly expand our operations. Our growth has strained and will continue to strain our management, financial controls, operations systems, personnel and other resources. If we do not manage our planned future growth effectively, our efforts to increase our customer base and product and service offerings may not be successful. In addition, our planned rapid growth could adversely affect our ability to provide services and technical support in a timely manner and in accordance with customer expectations. To manage growth of our operations, we must:

 . improve existing and implement new operational, financial and management information controls, reporting systems and procedures

 . hire, train and manage additional qualified personnel

 . effectively manage multiple relationships with our customers, suppliers and other third parties, including our collaborators

We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

If we are unable to obtain additional capital to fund our operations when needed, our sales and marketing and product development efforts would be adversely affected. This could cause our operating results to be materially harmed.

The continued development of the Discovery Manager product and the expansion of our sales, marketing and customer support personnel will require significant additional capital. In addition, our efforts to develop other potential products, including the possible acquisition of technologies, products or companies, will require substantial additional capital. If we are unable to obtain additional capital or are required to obtain it on terms less satisfactory than what we desire, we may need to delay the development and marketing of our products or take other actions that could adversely affect our revenue growth and net income.

To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. Our estimated funding requirements do not reflect any contingency amounts and may increase, perhaps substantially, if we are unable to generate revenues in the amount and within the time frame we expect or if we have unexpected cost increases.

We experience rapid technological change in our markets. If we do not modify our products to incorporate new technologies, they may become obsolete and our sales will suffer.

We compete in a market that is subject to rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. To remain competitive, we must continue to expand our databases, improve our software, and invest in new technologies in anticipation of the needs of our customers. Our products could become obsolete due to the introduction of products containing new technologies, changing customer requirements or changing industry standards. This would have a significant negative impact on our revenue generation.

The technological life cycles of our products are difficult to estimate. Our future success will depend upon our ability to continue to enhance our current products and to continue to develop and introduce new products that keep pace with competitive and technological developments and customer demands. If we fail to develop, market and deliver new products on a timely basis, we may lose market share, perhaps significantly, and our ability to continue our business could be seriously jeopardized.

Our business will suffer if our product contains defects or does not function as intended, which would cause our revenues to decline.

Our business would suffer if our product malfunctions or our customers' access to their information stored on our product is interrupted. In addition, our product is complex and sophisticated and holds vast amounts of data. As a result, our product and third-party software incorporated into our product could contain erroneous data, design defects or software errors that could be difficult to detect and correct. Software defects could be found in current or future products. If we fail to maintain the quality and integrity of our product, we would fail to achieve market acceptance.

If we are unable to maintain a product with adequate security safeguards, our product would not achieve market acceptance and our business would suffer.

Researchers use our product to analyze proprietary data, sometimes in disparate locations. Our product must have effective, reliable and secure operations. If we fail to maintain an effective, reliable and secure product, our customers' data may be compromised and our customers would lose confidence in our product. Our revenues and ability to maintain or increase market share would then suffer.

Our business depends on our topographer technology license from Cold Spring Harbor Laboratory, the loss of which would jeopardize our business.

The Genome Topographer technology license from Cold Spring Harbor Laboratory provides the intellectual property foundation for our Discovery Manager product. A breach by us of any of the terms of, or other failure to maintain, this license agreement could preclude future sales of Discovery Manager or delay or prevent the introduction of new products. Ways in which we could breach the license agreement include (1) uncured monetary breaches, (2) our failure to comply with United States export laws regarding software exports,
(3) any breach of the confidentiality and proprietary information provisions of the license agreement, (4) our filing of bankruptcy or the imposition of receivership on our business, or (5) any impermissible assignment of the license agreement by us.

If we were unable to continue using the Genome Topographer technology license for any reason, we may not be able to continue our operations. Our ability to identify and license or develop other equivalent technology is highly uncertain and, even if we were successful in doing so, the cost and delays of such a changeover in our base technology would likely cause material harm to our business. Further, the Chang-Marr algorithm patent included in the Genome Topographer technology may be challenged, invalidated or circumvented. This could limit or prevent our ability to make, use or sell this algorithm in our product.

Our product currently depends on components licensed from other third parties, and the failure to maintain these licenses could result in the loss of access to these components and could delay or suspend our commercialization efforts.

Discovery Manager incorporates technologies which are the subject of proprietary rights of others. We have obtained licenses for some of these technologies and may be required to obtain licenses for others. We may not be able to obtain any necessary licenses for the proprietary technology of other parties on commercially reasonable terms, or at all. In addition, one or more third parties whose software or technologies are used in our product might cease to make its software or other technologies available to us or to update such software or technologies as appropriate. We may not be able to develop alternative approaches if we are unable to obtain necessary licenses, or if third-party software or technologies become unavailable to us or obsolete. We cannot assure you that our current or future licenses will be adequate for the operation of our business. The failure to obtain necessary licenses or identify and implement alternative approaches could have a material adverse effect on our business, financial condition and results of operations.

Our intellectual property protection may be inadequate, allowing others to use our technology or similar technologies, reducing our ability to compete.

The steps taken by us to protect our proprietary technology may be inadequate to prevent misappropriation of our technology by third parties or third parties may develop similar technology independently. We rely on a combination of trademark, copyright and trade secret laws, employee and third-party non-disclosure agreements and other contracts to establish and protect our technology and other intellectual property rights. However, these agreements may be breached or terminated, and we may not have adequate remedies for any breach. In addition, we currently have no patents or patent applications pending, although we do have an exclusive license to one patent. A third party could copy or otherwise obtain and use our products or technology without authorization.

Our products could infringe on the intellectual property of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products.

Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third-party's patents. We would have to obtain a license to sell our product if our product infringed another person's intellectual property. We might be prohibited from selling our product before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

Our employees may be bound by confidentiality and other nondisclosure agreements regarding the trade secrets of their former employers. As a result, our employees or we could be subject to allegations of trade secret violations and other similar violations if claims are made that they breached these agreements.

Our current and potential customers primarily consist of biotechnology and pharmaceutical organizations, which face risks that could affect our ability to license our products.

We currently derive a substantial portion of our revenue from product licenses to biotechnology and pharmaceutical organizations. We expect that these organizations will continue to be our primary source of revenue for the foreseeable future. If the drug discovery, development and related industries experience a downturn, our business will be harmed. Thus, our ability to generate revenue is indirectly subject to risks and uncertainties that could cause reductions and delays in research and development expenditures within the drug discovery, development and related industries. These reductions and delays may result from factors such as:

 . market-driven pressures on companies to consolidate and reduce costs

 . reduced revenue or profitablity of our current and potential customers

 . the uncertainty of healthcare reform, including the continuing efforts of governmental and third-party payors to contain or reduce the cost of health care

 . changes in regulations of the U.S. Food and Drug Administration or other regulatory agencies

These factors are not within our control. In addition, consolidation in the drug discovery and development industries will reduce the number of our potential customers and, therefore, may adversely affect our future revenues.

We will not be able to sell our products if the use of genomic information to develop drugs is not commercially successful.

The development of new drugs based on genomic information is unproven. Few therapeutic products based on genomic discoveries have been developed and commercialized. If our customers and potential customers are unable to develop drugs based on genomic information in general and using our products or services in particular, then demand for our products will diminish and our ability to generate revenue and profitability would be significantly harmed.

If ethical and other concerns surrounding the use of genetic information become widespread, the demand for our products could decrease.

Genetic testing and research has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may limit or regulate the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any such action by governmental authorities could reduce the potential markets for our products, which could seriously harm our ability to generate revenue.

Doing business outside of the United States involves numerous factors that could negatively affect our financial results.

International operations involve numerous factors not typically present in domestic operations. If any one or more of these factors adversely affects us and we cannot effectively manage them, our business, operating results and financial condition could be significantly harmed. These factors include:

 . costs of operations in countries outside the United States

 . licenses, tariffs and other trade barriers

 . difficulties in staffing and managing remote operations

 . potentially adverse tax consequences

 . the burden of complying with multiple and complex laws, regulations and treaties

 . currency fluctuations

 . political and economic instability

Our operating results may fluctuate, making it likely that, in some future quarter or quarters, we will fail to meet analysts' estimates of operating results or financial performance, causing our stock price to fall.

If revenue declines in a quarter, our earnings will decline because many of our expenses are relatively fixed. In particular, research and development, sales and marketing and general and administrative expenses are not affected directly by variations in revenue. In some future quarter or quarters, our operating results likely will be below the expectations of securities analysts or investors. In this event, the market price of our common stock may fall abruptly and significantly.

We may fail to engage in strategic acquisitions, which could limit our future growth.

One of our strategies for growth is to engage in selective strategic acquisitions of key products, technologies or companies. Our ability to conduct such acquisitions is limited by our ability to identify potential acquisition candidates, obtain necessary financing and consummate the acquisitions. In the event we are unable to identify and take advantage of these opportunities, we may experience difficulties in growing our business. In addition, pursuing acquisition opportunities could divert our management's attention from our ongoing business operations and result in decreased operating performance.

If we engage in acquisitions, we may experience significant costs and difficulty assimilating the operations or personnel of the acquired companies, which could threaten our future growth.

If we make any acquisitions, we could have difficulty assimilating the operations, technologies and products acquired or integrating or retaining personnel of acquired companies. In addition, acquisitions may involve entering markets in which we have no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, pursuing acquisition opportunities could divert our management's attention from our ongoing business operations and result in decreased operating performance. Moreover, our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Furthermore, we may have to incur debt or issue equity securities in any future acquisitions. The issuance of equity securities would dilute our existing stockholders.

If our management does not wisely apply the net proceeds from the offering, our ability to grow our business will suffer.

Our management has broad discretion to allocate the net proceeds of the offering. The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

 . success of our sales and marketing efforts

 . progress in and scope of our product development activities

 . progress in and scope of our strategic alliances

 . competitive market developments

 . acquisition opportunities

We will determine, in our sole discretion without the need for stockholder approval, how to allocate these proceeds. If our management's allocation of the net proceeds does not result in growth of our revenue and business operations, our ability to become profitable will be jeopardized and the market price for our common stock may decrease,and this decrease could be significant.

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Following the offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately 29% of our outstanding common stock. These stockholders as a group will be able to substantially influence our management and affairs. If acting together, they would be able to influence most matters requiring the approval by our stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The concentration of ownership may also delay or prevent a change in control if opposed by these stockholders irrespective of whether the proposed transaction is at a premium price or otherwise beneficial to our stockholders as a whole.

No public market has existed for our shares and an active trading market may not develop or be sustained.

Before the offering, there has been no public market for our common stock. You may not be able to sell your shares quickly or at the initial offering price if trading in our stock is not active. The initial public offering price will be determined by negotiation between the representatives of the underwriters and us and may not be indicative of future market prices.

Our stock price may be volatile and your investment in our stock could decline in value.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

 . announcements of technological innovations or new commercial products by our competitors or us

 . developments concerning proprietary rights by our competitors or us

 . developments concerning any development or marketing collaborations

 . publicity regarding actual or potential medical results relating to prod-ucts under development by our competitors or us

 . litigation

 . economic and other external factors, including disasters or crises or

 . period-to period fluctuations in financial results

In addition, the stock market and the market for technology companies in particular have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the performance of those companies. During the recent drops in value of the Nasdaq National Market, companies with ongoing losses like us were among the most vulnerable to sharp declines in value. You may not be able to sell your common stock at a price at or above the initial offering price.

If our stock price is volatile, we may become subject to securities litiga-tion, which is expensive and could divert our resources.

Many companies with a volatile stock price have been subject to class-action litigation brought by security holders. If the market value of our common stock experiences adverse fluctuations, and we become involved in this type of litigation, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer, regardless of the outcome of the litigation.

The future sale of shares of our common stock may cause the market price of our common stock to fall.

At September 20, 2000, 15,989,363 shares of common stock, representing 76% of our common stock outstanding after the offering, were unregistered and eligible for sale, subject to compliance with Rule 144 or Rule 701 under the Securities Act.

While the holders of substantially all of these shares are subject to lock-up agreements with the underwriters in the offering for 180 days after the offering, CIBC World Markets Corp., in its sole discretion, may release any portion or all of these shares from the lock-up restrictions. In addition, sales of a substantial number of shares could occur at any time after the expiration of the 180-day period.

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

New investors in our common stock will experience immediate and substantial dilution.

The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in the offering will incur immediate dilution of $12.42 in net tangible book value per share of common stock, based on the initial public offering price of $17.00 per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

Provisions of our charter documents and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition, or merger in which we are not the surviving company, or changes in our management. In addition, the provisions of Section 203 of the Delaware General Corporation Law, to which we are subject, could discourage acquisition or other changes in our control, including those in which our stockholders might otherwise receive a premium for their shares over then-current market prices, and otherwise limit the price that investors might be willing to pay in the future for our common stock.

                           Forward-Looking Statements

Some of the information in this prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. You can find these statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus.

We typically identify forward-looking statements by using terms such as "may," "will," "should," "could," "would," "expect," "intend," "plan," "anticipate," "believe," "seek," "estimate," "predict," "potential," "continue" and similar words, although we express some forward-looking statements differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

 . failure to successfully market and sell our products

 . failure to develop new products

 . competition

 . technological change

 . general economic conditions

 . variability of license and other revenue

 . failure to satisfy performance obligations

 . failure to successfully transition our Discovery Manager product to a new technology base

 . failure to enter into collaborative agreements

 . changes in industry practice

You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and we caution potential investors not to place undue reliance on these statements. We have no plans to update these forward-looking statements.

We use market data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

                                Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $77.8 million. If the underwriters exercise in full their option to purchase an additional 750,000 shares, the net proceeds of the shares sold by us will be $89.6 million. "Net proceeds" are what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds we are assuming an initial public offering price of $17.00 per share.

We expect to use our net proceeds from the offering as follows:

 . $12 million to continue development of Discovery Manager and new products

 . $9 million to expand our sales and marketing activities

 . repayment of $333,000 of capital lease obligations

 . $56.5 million to fund general corporate purposes, which may include acquiring complementary technologies, products or companies

Our management has broad discretion as to the allocation of the net proceeds of the offering. Although we intend to evaluate acquisition opportunities, we have no current agreements or commitments with respect to any acquisition. The timing and amount of our actual expenditures are subject to change and are based on many factors, including:

 . success of our sales and marketing efforts

 . success of our acquisition efforts

 . progress and scope of our product development activities

 . progress and scope of our strategic alliances


Until we use the net proceeds of the offering, we will invest the funds in short term, interest bearing, investment grade securities.

                                Dividend Policy

We have never paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, covenants in our debt instruments, and such other factors as the board of directors deems relevant.

                   Conventions Which Apply to this Prospectus

Unless otherwise stated, all information contained in this prospectus assumes:

 . no exercise of the over-allotment option granted to the underwriters

 . a one-for-three reverse stock split of our common stock

 . the conversion of all outstanding shares of our preferred stock into shares of common stock

                                Capitalization

The following table shows:

 . our capitalization on June 30, 2000

 . our pro forma capitalization on June 30, 2000, assuming the receipt of the estimated net proceeds from the sale of 900,000 shares of our Series D preferred stock to Applied Biosystems at $3.34 per share (which will convert into 300,000 shares of common stock upon the closing of this offering)

 . our pro forma as adjusted capitalization on June 30, 2000, assuming the conversion of all outstanding preferred stock and the completion of the offering at an assumed public offering price of $17.00 per share and the repayment of capital lease obligations

                                                             June 30, 2000
                                                     --------------------------------
                                                                           Pro Forma
                                                      Actual   Pro Forma  As Adjusted
                                                     --------  ---------  -----------
                                                         (dollars in thousands)
                                                              (unaudited)
   Capital lease obligations........................ $    333  $    333    $    --
                                                     --------  --------    --------
   Stockholders' equity:
    Common stock, $0.001 par value, 65,000,000
     shares authorized;
     1,882,751 shares outstanding, actual and pro
     forma; 50,000,000 shares authorized, 20,977,168
     shares outstanding, pro forma as adjusted......        2         2          21
    Preferred stock, $0.001 par value, 47,938,178
     shares authorized, actual; 48,838,178 shares
     authorized pro forma and pro forma as adjusted:
      Series A, 12,533,676 shares issued and
       outstanding..................................    7,504     7,504         --
      Series B, 18,826,959 shares issued and
       outstanding..................................   12,369    12,369         --
      Series C, 10,022,634 shares issued and
       outstanding..................................   15,009    15,009         --
      Series D, 900,000 shares issued and
       outstanding pro forma and pro forma as
       adjusted.....................................      --      3,000         --
    Treasury stock, at cost.........................       (7)       (7)         (7)
    Additional paid-in capital......................   15,285    17,385     132,998
    Options and warrants............................   32,850    32,850      32,850
    Deferred compensation...........................  (22,599)  (22,599)    (22,599)
    Accumulated deficit.............................  (44,613)  (46,713)    (46,713)
                                                     --------  --------    --------
       Total stockholders' equity...................   15,800    18,800      96,550
                                                     --------  --------    --------
         Total capitalization....................... $ 16,133  $ 19,133    $ 96,550
                                                     ========  ========    ========

The number of shares of common stock in this table excludes:

 . 2,003,340 shares of common stock issuable upon exercise of options outstanding as of June 30, 2000

 . 340,386 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2000, 260,943 of which will expire if not exercised prior to the closing of the offering

                                    Dilution

Our pro forma net tangible book value as of June 30, 2000 was $18.8 million, or approximately $1.17 per share. "Pro forma net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Pro forma net tangible book value per share" is pro forma net tangible book value divided by the total number of shares outstanding after giving effect to the issuance of the Series D preferred stock and the conversion of all outstanding shares of preferred stock into common stock. Without taking into account any other changes in the pro forma net tangible book value after June 30, 2000, other than the sale of the shares offered hereby at an assumed offering price of $17.00 per share, our pro forma net tangible book value as of June 30, 2000 would have been $96.6 million, or $4.58 per share. This pro forma net tangible book value amount assumes that the proceeds to us, net of offering expenses and underwriting discount, will be approximately $77.8 million.

The following table illustrates the pro forma increase in net tangible book value of $3.41 per share and the dilution, which is the difference between the offering price per share and pro forma net tangible book value per share, to new investors:

   Assumed public offering price per share....................           $17.00
     Pro forma net tangible book value per share as of June
      30, 2000................................................ $    1.17
     Increase in pro forma net tangible book value per share
      attributable to the offering............................      3.41
                                                               ---------
   Pro forma net tangible book value per share as of June 30,
    2000 after giving effect to the offering..................             4.58
                                                                         ------
   Dilution per share to new investors in the offering........           $12.42
                                                                         ======

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share. The table assumes that the public offering price will be $17.00 per share.

                                                                         Average
                                  Shares Purchased  Total Consideration   Price
                                 ------------------ --------------------   Per
                                   Number   Percent    Amount    Percent  Share
                                 ---------- ------- ------------ ------- -------
   Existing stockholders........ 15,977,168   76.2% $ 39,349,554   31.6% $ 2.46
   New investors................  5,000,000   23.8    85,000,000   68.4   17.00
                                 ----------  -----  ------------  -----
     Total...................... 20,977,168  100.0% $124,349,554  100.0%
                                 ==========  =====  ============  =====

In the discussion and tables above, we assume the receipt of the estimated net proceeds from the sale of 900,000 shares of our Series D preferred stock to Applied Biosystems at $3.34 per share and no exercise of any stock options or warrants to purchase our common stock. As of June 30, 2000, there were outstanding options to purchase a total of 2,003,340 shares of common stock at a weighted average exercise price of $1.15 per share. In addition there were outstanding warrants to purchase a total of 340,386 shares of common stock, of which 260,943 shares will expire if not exercised prior to the closing of the offering. To the extent that holders of these options and warrants exercise their outstanding options and warrants, new investors will be further diluted.

                            Selected Financial Data

This section presents our selected historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

We derived the statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 from the audited financial statements in this prospectus. Those financial statements were audited by Arthur Andersen llp, independent public accountants. We derived the statement of operations data for the period from our inception to December 31, 1995 and for the year ended December 31, 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 from audited financial statements that are not included in this prospectus. The selected financial data presented below as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 have been derived from our unaudited financial statements which are included elsewhere in this prospectus and, in our opinion, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our financial position and results of operations. Operating results for the six months ended June 30, 2000 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 2000. Historical results are not necessarily indicative of the results to be expected for any interim period or for the year as a whole.

                         Period from Inception                                     Six Months Ended
                             (September 5,         Year Ended December 31,             June 30,
                         1995) to December 31, ----------------------------------  -----------------
                                 1995           1996     1997     1998     1999     1999      2000
                         --------------------- -------  -------  -------  -------  -------  --------
                                               (in thousands, except per share
                                                          amounts)                   (unaudited)
Statement of Operations
 Data:
Revenue:
 Software licenses and
  services..............         $--           $   --   $   --   $   197  $   622  $   185  $    739
 Research grants........          --               --       --       --       159       29        27
                                 ----          -------  -------  -------  -------  -------  --------
  Total revenue.........          --               --       --       197      781      214       766
                                 ----          -------  -------  -------  -------  -------  --------
Operating expenses:
 Costs of revenue.......          --               --       --       141      447      154       195
 Research and
  development...........          --             1,533    1,682    2,328    4,869    1,763     6,038
 Selling and marketing..          --               383      495      634    1,722      660     3,030
 General and
  administrative........           70              183      579      884    1,723      293     5,236
                                 ----          -------  -------  -------  -------  -------  --------
  Total operating
   expenses.............           70            2,099    2,756    3,987    8,761    2,870    14,499
                                 ----          -------  -------  -------  -------  -------  --------
Operating loss..........          (70)          (2,099)  (2,756)  (3,790)  (7,980)  (2,656)  (13,733)
Interest income.........          --                28       37       90      419      185       375
Interest expense........          --                (5)     (19)     (55)     (18)     (10)      (29)
                                 ----          -------  -------  -------  -------  -------  --------
Net loss................          (70)          (2,076)  (2,738)  (3,755)  (7,579)  (2,481)  (13,387)
Deemed dividend related
 to beneficial
 conversion feature of
 preferred stock........          --               --       --       --       --       --    (15,009)
                                 ----          -------  -------  -------  -------  -------  --------
Net loss applicable to
 common
 stockholders...........         $(70)         $(2,076) $(2,738) $(3,755) $(7,579) $(2,481) $(28,396)
                                 ====          =======  =======  =======  =======  =======  ========
Net loss per share,
 basic and diluted......         $--           $ (2.67) $ (2.80) $ (3.81) $ (7.13) $ (2.37) $ (22.13)
                                 ====          =======  =======  =======  =======  =======  ========
Weighted average common
 shares outstanding,
 basic and diluted......          --               779      977      986    1,062    1,046     1,283
Pro forma (unaudited):
 Net loss per share,
  basic and diluted.....                                                  $ (0.68) $ (0.23) $  (2.07)
                                                                          =======  =======  ========
 Weighted average common shares outstanding, basic and diluted........     11,121   10,702    13,738

                                            December 31,
                                   ---------------------------------  June 30,
                                   1995  1996   1997    1998   1999     2000
                                   ----  ----  ------- ------ ------ -----------
                                           (in thousands)            (unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-
 term investments................. $ 6   $355  $ 3,094 $5,223 $6,343 $    14,010
Working capital................... (82)  (264)   2,515  4,569  5,246      12,787
Total assets......................  18    515    3,426  5,649  7,554      18,548
Notes payable and capital lease
 obligations, long-term portion... --     --       184     71    268         210
Total stockholders' equity........ (70)  (143)   2,623  4,872  5,681      15,800

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

You should read this discussion together with the financial statements and other financial information included in this prospectus.

Overview

We are a provider of innovative software products and services that are designed to enable pharmaceutical and biotechnology researchers to accelerate the drug discovery and development process. We believe our first product, Discovery Manager, offers the broadest set of software tools for genomics researchers of any commercially available product. Our current customers include leading genomics-based research organizations such as AstraZeneca, GlaxoWellcome, Warner-Lambert and the National Cancer Institute. We have a strategic alliance with Applied Biosystems to develop software products to be used with its industry-leading systems for drug discovery. Separately, Applied Biosystems made a $3 million equity investment in us. We also have signed a letter of intent with Celera Genomics to enter into a strategic alliance to develop a special "Celera Edition" of Discovery Manager for use with the Celera Discovery System's Genome Reference Database.

We have sold our product to customers directly since June 1998. We derive revenue primarily from granting licenses to our Discovery Manager product to pharmaceutical and biotechnology research organizations. Our software license agreements are typically one to three years in length, and include support and maintenance. The price for each agreement depends upon the number of users licensed by our customers, the duration of the agreement and which of our product components and services the customer purchases. The prices which our customers have agreed to pay us for our Discovery Manager range from $25,000 to $400,000 per year. We typically invoice our customers on an annual basis at the commencement of the software license agreement and on each anniversary date. We record deferred revenue at the time of our invoice and we recognize the associated revenue ratably over the related period.

We have incurred losses since our inception. As of June 30, 2000, we had an accumulated deficit of $44.6 million. These losses and this accumulated deficit resulted from the significant costs incurred in the development of our technology platform and the establishment of relationships with our customers. We intend to invest heavily in research and development, selling and marketing and our computer and administrative infrastructure. In addition, as a result of recent option grants below their deemed fair market value, we will incur approximately $22.6 million in additional charges to earnings in future periods. We recorded a one-time noncash charge of approximately $15.0 million in the quarter ending March 31, 2000 for the difference between the deemed fair value of our common stock for financial reporting purposes and the price at which our Series C preferred stock was sold. We will record a one-time noncash charge of approximately $2.1 million in the quarter ending September 30, 2000 for the difference between the deemed fair value of our common stock for financial reporting purposes and the price at which our Series D preferred stock was sold.

Results of Operations

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 2000.

Total revenue. Total revenue increased to $766,000 from $214,000 for the same period of 1999, an increase of $552,000. Of this increase, $544,000 was from licensing our software to an increased number of pharmaceutical and biotechnology organizations. We recognized $11,000 of revenue from consulting services in the first six months of 2000; no such revenue was recognized in the same period of 1999. Grant revenues of $27,000 were recognized for the six-month period in 2000 compared to $29,000 for the same period in 1999.

Costs of revenue. Costs of revenue increased to $195,000 from $154,000 for the same period of 1999, an increase of $41,000. The increase is due to additional customer service and support costs, software royalty payments for third-party software licenses and costs associated with research grants. Our research grants pay us for our direct costs of performing specified research projects and a portion of our other operating expenses. We expect our costs of revenue to increase in absolute dollars but decrease as a percent of revenue as we spread customer service and support and maintenance costs over a larger revenue base. Because we recognize our revenue ratably over the life of our license agreements, our revenue may grow more slowly than our costs for a period of time, as we continue building infrastructure to support our customers.

Research and development. Research and development expenses increased to $6.0 million in the first six months of 2000 compared to $1.8 million for the same period of 1999, an increase of $4.2 million. The increase is related to non-cash compensation expense of $2.6 million from options for common stock issued with exercise prices below the deemed market value of common stock used for financial reporting purposes. There was an insignificant amount of non-cash compensation expense in the same period of 1999. The remainder of the increase is primarily related to salaries and other personnel costs in 2000 associated with our engaging additional software developers.

Selling and marketing. Selling and marketing expenses increased to $3.0 million compared to $660,000 for the same period of 1999, an increase of $2.4 million. The increase is primarily due to non-cash compensation expense of $1.7 million from options for common stock issued with exercise prices below the deemed market value of common stock used for financial reporting purposes. Additional salaries, consulting, other personnel costs and travel comprise $533,000 of the change and represented the majority of the remaining increase in costs due to the expansion of our selling and marketing team.

General and administrative. General and administrative expenses increased to $5.2 million compared to $293,000 in the same period of 1999, an increase of $4.9 million. The increase was due primarily to non-cash compensation expense of approximately $4.0 million during the six months ended June 30, 2000 from options issued with exercise prices below the deemed market value of the common stock for financial reporting purposes. There was only $28,000 of deferred compensation expense for the comparable period of 1999. The remaining increase is primarily attributable to salaries and other personnel costs associated with additions to our management team and administrative staff.

Stock-based compensation. Deferred compensation for options granted is the difference between the exercise price and the deemed fair value for financial reporting purposes of our common stock on the date the options were granted. In connection with the grant of stock options to employees at exercise prices of $0.75 and $4.50 per share, we recorded additional deferred stock compensation of $25.5 million for the six months ended June 30, 2000.

Deferred compensation is included as a component of stockholder's equity and is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which are generally four or five years. Amortization of deferred stock compensation totaled $8.3 million for the six months ended June 30, 2000. We will recognize additional compensation expense of $6.6 million for the remainder of 2000, $8.2 million in 2001, $4.6 million in 2002, $2.3 million in 2003, $769,000 in 2004, and $49,000 in 2005.

On March 13, 2000, we issued 10,022,634 shares of our Series C preferred stock for $15.0 million, which will convert into shares of common stock upon the closing of this offering. We recorded a one-time charge to earnings applicable to common stockholders of $15.0 million on March 13, 2000 for the beneficial conversion feature associated with the sale of our Series C preferred stock at a price below the deemed fair value of our common stock for financial reporting purposes.

Interest income. Interest income increased to $375,000 for the six months ended June 30, 2000 compared to $185,000 for the same period in 1999, an increase of $190,000. The increase was primarily due to our higher average cash and investment balances during the period in 2000 from the proceeds of the Series C preferred stock.

Interest expense. Interest expense increased to $29,000 compared to $10,000 for the same period of 1999. The increase is due to higher average outstanding debt related to capital leases for equipment.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Total revenue. Total revenue increased to $781,000 in 1999 from $197,000 in 1998, an increase of $584,000. Of this increase, $425,000 was from licensing our software to an increased number of pharmaceutical and biotechnology organizations. We also recognized revenue from research grants of $159,000 in 1999; no such revenue was recognized in 1998.

Costs of revenue. Costs of revenue increased to $447,000 in 1999 from $141,000 in 1998, an increase of $306,000. This increase was due to approximately $90,000 from additional customer service and support costs, $57,000 from software royalty payments for third-party software licenses and $159,000 from costs associated with research grants.

Research and development. Research and development expenses increased to $4.9 million in 1999 from $2.3 million in 1998, an increase of $2.5 million. The increase was primarily related to an increase in salaries and other personnel costs in 1999 related to engaging additional software developers. We also incurred non-cash compensation expense of $846,000 in 1999 from options for common stock issued with exercise prices below the deemed market value of the common stock for financial reporting purposes, as discussed below. We expect research and development expenses will continue to increase for the foreseeable future as we expand our product offerings.

Selling and marketing. Selling and marketing expenses increased to $1.7 million in 1999 from $634,000 in 1998, an increase of $1.1 million. The increase was due primarily to $514,000 from salaries, $165,000 from travel and $161,000 from other personnel costs related to expanding our selling and marketing team. We also increased our product marketing expenses to enhance the visibility of our product. We incurred non-cash compensation expense of $85,000 in 1999 for options for common stock issued with exercise prices below the deemed market value of the common stock for financial reporting purposes, as discussed below. We expect selling and marketing expenses will continue to increase for the foreseeable future.

General and administrative. General and administrative expenses increased to $1.7 million in 1999 from $884,000 in 1998, an increase of $839,000. The increase was due primarily to additions to our management team. We incurred non-cash compensation expense of $738,000 in 1999 from options for common stock issued with exercise prices below the deemed market value of the common stock for financial reporting purposes, as discussed below. We expect general and administrative expenses to increase for the foreseeable future.

Stock-based compensation. Deferred compensation for options granted is the difference between the exercise price and the deemed fair value for financial reporting purposes of our common stock on the date the options were granted. In connection with the grant of stock options to employees, we recorded deferred stock compensation of $7.4 million during the year ended December 31, 1999, of which $1.7 million was expensed in 1999.

Interest income. Interest income increased to $419,000 in 1999 from $90,000 in 1998, an increase of $329,000. The increase was primarily due to our higher average cash and investment balances during 1999 as a result of a private placement of equity securities in February 1999 and December 1998.

Interest expense. Interest expense decreased to $18,000 in 1999 from $55,000 in 1998, a decrease of $37,000. The decrease was due primarily to lower average debt outstanding during 1999 following the conversion of a note payable to equity in 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Total revenue. Total revenue was $197,000 in 1998. We added our first two customers in 1998 and had no customers in 1997.

Costs of revenue. Costs of revenue were $141,000 in 1998. These costs were associated with customer service and support expenses.

Research and development. Research and development expenses increased to $2.3 million in 1998 from $1.7 million in 1997, an increase of $646,000. The increase was due primarily to an increase in salaries and other personnel costs in 1998 related to hiring additional software developers.

Selling and marketing. Selling and marketing expenses increased to $634,000 in 1998 from $495,000 in 1997, an increase of $138,000. The increase was due primarily to $65,000 from an increase in salaries and other personnel costs, and $37,000 from travel related to expanding our selling and marketing team. We also increased our product marketing expenses to enhance the visibility of our product.

General and administrative. General and administrative expenses increased to $884,000 in 1998 from $579,000 in 1997, an increase of $305,000. The increase was due primarily to additions to our management team.

Interest income. Interest income increased to $90,000 in 1998 from $37,000 in 1997, an increase of $53,000. The increase was primarily due to our higher cash and investment balances during 1998 as a result of a private placement of equity securities in 1998.

Interest expense. Interest expense increased to $55,000 in 1998 from $20,000 in 1997, an increase of $35,000. The increase was due primarily to higher average debt outstanding during 1998.

Liquidity and Capital Resources

We have financed our operations primarily from the net proceeds generated from the issuance of preferred stock. We have received total net proceeds of approximately $38.1 million from sales of:

 . 12,533,676 shares of our Series A convertible preferred stock in March 1996 and February, June and October 1997, including conversions of convertible notes payable, raising net proceeds of $7.5 million

 . 18,826,959 shares of our Series B convertible preferred stock in December
   1998 and February 1999, including conversions of convertible notes payable, raising net proceeds of $12.6 million

 . 10,022,634 shares of our Series C convertible preferred stock in March
   2000, raising net proceeds of $15.0 million

 . 900,000 shares of our Series D convertible preferred stock in September
   2000, raising net proceeds of $3.0 million

As of June 30, 2000, we had cash, cash equivalents and short-term investments of approximately $14.0 million, up from the $6.3 million of cash, cash equivalents and short-term investments at December 31, 1999. This increase reflects the $15.0 million in net proceeds from our Series C preferred stock offering closed March 13, 2000, offset by cash used to fund our operations for the six months ended June 30, 2000.

During the six months ended June 30, 2000, we used cash of approximately $5.3 million to fund our net losses of $13.4 million, adjusted for non-cash charges for depreciation and deferred compensation amortization totaling $8.5 million, and $3.2 million for changes in various operating assets and liabilities.

Our investing activities for the six months ended June 30, 2000 used cash of $10.9 million, and consisted of $9.2 million in net purchases and maturities of short-term investments and $1.7 million in purchases of property and equipment used in our business. We expect to make additional investments in our infrastructure to support and expand operations during the remainder of 2000.

Our financing activities for the six months ended June 30, 2000 generated $14.8 million comprised primarily of $15.0 million in net proceeds from our Series C preferred stock and $246,000 from the exercise of stock options offset by $431,000 of deferred financing costs.

In 1999, we used cash of approximately $5.1 million in operating activities to fund our net losses of $7.6 million, offset by non-cash charges for depreciation and deferred compensation amortization totalling $1.9 million and increases in deferred revenue of $706,000. We used approximately $3.5 million of cash for operations in 1998 and $2.4 million in 1997.

Our investing activities used cash of approximately $3.1 million in 1999, compared to a provision of cash of $2.3 million in 1998 and cash used of $2.7 million in 1997. Our investing activities consisted primarily of purchases and sales of short-term investments depending on our cash balances, and purchases of property and equipment to be used in our business. We expect to continue to make investments in our infrastructure, including the purchase of property and equipment to support our operations. As discussed below, we have also acquired property through the use of capital leases.

Our financing activities in 1999 generated $6.5 million of cash, primarily from the net proceeds of sales of preferred stock. Our financing activities in 1998 generated $5.8 million in cash, primarily from the net proceeds of sales of preferred stock and the issuance of convertible notes payable, which were subsequently converted into preferred stock. Our financing activities in 1997 generated $5.4 million of cash, primarily from the net proceeds of sales of preferred stock and $400,000 of borrowings under a bank loan. This loan was repaid in monthly installments through September 1999. In December 1998, we entered into a master lease agreement under which we could borrow $1.0 million through December 1999. This facility is treated as a capital lease. We borrowed $97,000 under this lease in 1998 and $354,000 in 1999. Our borrowings under this lease have stated interest rates ranging from 8.4% to 15.3% and were used to acquire computer equipment and office furniture. We repaid $70,000 of these borrowings during 1999, and $398,000 remains outstanding at December 31, 1999 under this lease. We intend to repay outstanding borrowings under this lease out of proceeds of the offering.

We expect our cash requirements to continue to increase significantly for the rest of 2000 as we continue our research and development efforts, hire additional personnel, grow our administrative support activities and expand our facilities. The amount and timing of cash requirements will depend on market acceptance of our products and the resources we devote to researching and developing, marketing, selling and supporting our products. We may also acquire complementary businesses or products, although we have no commitment to do so.

We believe that our cash, cash equivalents and short-term investments, including the proceeds of the March 2000 sale of Series C preferred stock, the proceeds of the September 2000 sale of Series D preferred stock and the net proceeds from this offering are sufficient to fund our operations for at least 24 months. Without the net proceeds of this offering, we believe our capital resources will be sufficient to fund our operations through at least December 31, 2000.

Our future capital requirements will depend on many factors, including the following:

 . success of our selling and marketing efforts

 . success of our acquisition efforts

 . progress and scope of our product development activities

 . progress and scope of our strategic alliances

Future capital requirements will also depend on the extent to which we acquire or invest in businesses, products and technologies. If we should require additional financing due to unanticipated developments, additional financing may not be available when needed or, if available, we may not be able to obtain this financing on terms favorable to us or to our stockholders. Insufficient funds may require us to delay, scale back or eliminate some or all of our research and development programs, or may adversely affect our ability to operate as a going concern. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

Income Taxes

As of December 31, 1999 we had a net operating loss carryforward of approximately $11.3 million for federal income tax reporting purposes, which begins to expire in 2010. We have established a valuation allowance against the entire amount of our deferred tax asset because our management has not been able to conclude that it is more likely than not that we will be able to realize the deferred tax asset, due primarily to our history of operating losses.

Quantitative and Qualitative Disclosures about Market Risk

The primary objective of our investment activities is to preserve principal while at the same time maximize the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. The average duration of all of our investments in 1999 was less than one year. Due to the short-term nature of these investments, we believe we have no material exposure to interest rates arising from our investments. Therefore, no quantitative tabular disclosure is included in the prospectus.

The Year 2000

Computer systems and software must accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many software and computer systems that accepted only two digit entries needed to be upgraded in order to accept dates beginning January 1, 2000. We did not experience any date-related problems with our software. In addition, we have not been made aware of, nor have we experienced, date-related problems with any third-party software. We do not believe that we will incur material costs in the future because of date-related problems.

Recently Issued Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities", or SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133", or SFAS No. 137. SFAS No. 137 delays the effective date of SFAS No. 133 to fiscal quarters and fiscal years beginning after June 15, 2000. The Company does not typically enter into arrangements that would fall under the scope of SFAS No. 133 and thus, management believes that SFAS No. 133 will not significantly affect its financial condition and results of operations.

In December 1999, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 101, "Revenue Recognition", or SAB 101. SAB 101 provides the SEC Staff's views in applying generally accepted accounting principles to selected revenue recognition issues. We have implemented the guidance in SAB 101 for all periods presented.

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, or FIN No. 44. FIN No. 44 clarifies the application of APB No. 25 for certain issues related to equity-based instruments issued to employees. FIN No. 44 is effective on July 1, 2000, except for certain transactions, and will be applied on a prospective basis. The implementation of FIN No. 44 did not have a significant impact on our results of operations and financial position.

                              Overview of Genomics

Introduction

The number of currently known disease targets limits the development of new drugs. Disease targets are molecules in the body that can be affected by a drug to cause a desired biological reaction. Pharmaceutical and biotechnology organizations are increasingly turning to genomics to improve the productivity of the drug discovery and development process. The study of the human genome is revealing new disease targets and providing pharmaceutical and biotechnology organizations with better information regarding these targets. Industry analysts expect genomics to lead to a medical revolution in identifying and treating disease based on growing evidence that genes play a significant role in most major diseases.

Genomics

The complete set of instructions for making an organism is called its genome. The human genome governs all cellular functions, which, in turn, determine all human physiology, such as metabolism, susceptibility to disease and reactions to drugs. Genomics is broadly defined as the study of an organism's genes, including their location, structure, sequence, regulation, function and relationship to disease.

The human genome is organized into 23 pairs of chromosomes, which include the X and Y chromosomes that determine sex. These chromosomes are comprised of strands of DNA molecules that consist of long chains of chemical sub-units, called nucleotides. There are four types of nucleotides--adenine, cytosine, guanine, and thymine, often abbreviated with their first letters A, C, G, and
T. DNA molecules consist of two long chains of nucleotides bound together by the pairing of the nucleotides. Each nucleotide is also referred to as a base, and pairs of bases bound to each other are called base pairs. Approximately 3.2 billion nucleotide base pairs make up the entire human genome.

Some sequences of nucleotides, called genes, carry the specific information necessary to construct proteins that regulate most aspects of human life. Genes may contain from several dozen to millions of nucleotides. Scientific evidence to date indicates that there are approximately 100,000 genes in the human genome, although some researchers estimate the number to be as high as 140,000.

Genetic Study Methods

Methods of analysis in the field of genomics generate vast amounts of data and create the need for bioinformatic software to manage and analyze this data. The four major categories of analysis in genomics are:

 . DNA Sequencing. DNA sequencing is the process of determining the linear order of nucleotide bases in a strand of DNA and is performed with a laboratory instrument called a DNA sequencer.

 . Genotyping. Genotyping is the process of analyzing locations within a genome where variations in the sequence of nucleotides within a gene, or genetic polymorphisms, are known to exist. Differences in a genotype, or the sequence of nucleotides in a gene, can determine specific physical characteristics, such as eye color, or functions, such as ability to produce insulin. Genetic polymorphisms play a role in an individual's susceptibility to disease and response to drugs. One type of polymorphism is a variation in a single nucleotide base, commonly referred to as a single nucleotide polymorphism, or SNP. SNPs are the most common type of genetic variation. There are an estimated three to ten million SNPs in the human genome. While only a small fraction of human SNPs have been identified to date, we expect this number to increase dramatically during the next few years. The SNP Consortium is a group of drug companies and public entities who are working together to discover 300,000 SNPs and contribute their findings to public databases. As more and more SNPs are identified, a new market is emerging for looking at SNPs of individuals for diagnostic and therapeutic purposes, called SNP genotyping. Merely identifying a SNP does not indicate whether or how it may relate to human health. To relate SNPs to disease or drug response, SNPs must be measured in hundreds or thousands of people and correlated with clinical data describing the physical or mental health of those individuals.

 . Gene Expression Analysis. Gene expression analysis involves measuring the extent to which specific genes are expressed within a cell. Gene expression is the process by which a gene's coded information is translated into the production of proteins within a cell. While all cells contain the full set of DNA, different cells express different

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  sets of genes depending on cell type and environmental conditions. Certain diseases also arise from the over or under expression of genes. Researchers use differential gene expression analysis, the comparison of genes expressed in healthy versus diseased samples, to identify specific genes involved in a particular disease process. Researchers can also measure changes in expression of certain genes when they add drug candidates to cells. As researchers identify more genes, we expect the market for expression analysis technologies to grow significantly.

 . Phenotyping. Phenotyping is the determination of the traits of an individu-al. A phenotype is the physical and measurable trait related to an under-lying gene. For example, a gene is responsible for determining eye color, but the actual eye color is a phenotype.

We believe that these methods of analysis discussed above have the greatest need for bioinformatic software to manage and analyze this data.

Proteomics

Proteins are large complex molecules that control and mediate most cellular activities. Proteins are created based upon the information provided by genes. Each set of three nucleotides in a gene codes for a specific amino acid. Amino acids are the basic building blocks that make up proteins. Success in drug discovery is often a function of the amount known about the structure and function of a particular protein.

A very important goal for biology and pharmaceutical research and development is to establish a direct correlation between the sequence information of the human genome and the sequence information in proteins. This field is generally referred to as proteomics. Proteomics seeks to determine what proteins are being made where, in what amount and under what conditions. By integrating gene and protein information, researchers are able to trace amino acid sequences back to corresponding gene sequences. That, in turn, enables them to take data on proteins present in samples and link it to the gene expression data, providing a new level of detail on how genes actually regulate proteins in cells.

Proteomics research involves the large-scale separation, identification and characterization of proteins. While gene expression data provides important information regarding the underlying proteins, it cannot predict all changes that occur to a protein. Although the proteomics market is relatively new, it is expected to be one of the fastest growing life science disciplines.

Pharmacogenomics

Pharmacogenomics is a rapidly evolving field of identifying genetic variations that may affect an individual's response to a specific drug. We expect that this research will lead to a more personalized approach to medicine that will allow drugs and dosages to be tailored for individual patients based upon their genetic information. In addition, pharmacogenomics may enable more successful clinical trials by improving the process of patient selection and "rescuing" drugs that have failed previous drug trials by identifying more appropriate populations for using the drug. Candidates for rescued drugs include those where particular sub-populations have reacted adversely to these drugs or where a drug has worked in a particular subpopulation but not in the broader group initially studied.

We expect that genomic information will be used to develop genetic characterization tests to identify the genetic make-up of individuals. These tests will contribute to a more personalized approach to medicine. For example, many types of cancer have similar symptoms. The ability to deliver an effective treatment for a particular patient depends on understanding what kind of cancer the patient has. Genetic characterization tests may help the physician select the most effective drug with the fewest side effects. We believe that this approach should benefit patients with more customized care, reduced illness length, and better treatment results.

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                                    Business

Overview

We are a provider of innovative software products and services that are designed to enable pharmaceutical and biotechnology researchers to accelerate the drug discovery and development process. Discovery Manager, our first product, is used for genomics research, including genetic research, gene discovery and pharmacogenomics. This product allows researchers to turn the vast volumes of gene, SNP, protein and patient data from diverse sources into information useful for drug discovery. We license Discovery Manager to leading genomics-based research organizations, including AstraZeneca, GlaxoWellcome, Warner-Lambert and the National Cancer Institute. We have a strategic alliance with Applied Biosystems to develop software products to be used with its industry-leading systems for drug discovery. Separately, we have received an equity investment of $3 million from Applied Biosystems. We also have signed a letter of intent with Celera Genomics to enter into a strategic alliance to develop a special "Celera Edition" of Discovery Manager for use with the Celera Discovery System's Genome Reference Database.

The Bioinformatics Market Opportunity

The market for software products to facilitate the drug discovery process is large and rapidly growing. Genetic Engineering News projects the bioinformatics market to be in the range of between $1 billion to $2 billion in the year 2001. We believe that this number includes spending by research organizations for both internal and external bioinformatics services. Additional industry sources expect that research and development spending for bioinformatics technology will grow to over $2 billion by 2004.

Challenges of Using Genomic Data

Pharmaceutical and biotechnology researchers are increasingly turning to genomics to improve the efficiency of the drug discovery process. These researchers need bioinformatics tools to effectively manage the large quantities and complexities of data being generated by genomics research. Bioinformatics is the application of computer technologies to collect, manage, analyze and link biological data. The key challenges of using genomic data in the drug discovery and development process are:

 . Unprecedented volumes of data. Improvements in genetic research methodologies and related tools are producing unprecedented quantities of genetic data, creating massive data management problems for organizations conducting genomics research. These problems are accelerating as leading research organizations near completion of sequencing the human genome. Public sequence databases are growing exponentially. Some of these databases are expected to reach over 10 billion bases of sequence data and more than 6 million records by the end of 2000. Experiments or analyses involving these data can rapidly expand the total data volume. The use of SNPs in drug research illustrates the effect of experiments on data volume. The SNP Consortium has announced its intention to identify a set of approximately 300,000 SNPs by April 2001. Identifying all of these SNPs in a group of 1,000 patients would generate over 300,000,000 individual SNP scores. Similarly, a single pharmacogenomics experiment could entail analysis of approximately 100,000 different sites in a patient's DNA, so that a 1,000 patient study would generate approximately 100,000,000 data points.

 . Diversity of data sources. Genomic research and data generation is being performed in thousands of different locations throughout the world. Genomic projects generally involve a diverse group of scientists, such as clinicians, geneticists and biologists, each working on their own type of data. Furthermore, these projects often involve multiple organizations working together. These groups often represent, classify and store their data in different ways.

 . Lack of broad genomic-specific tools. Many organizations currently collect, store, and analyze their genomic data using a patchwork of public domain, free or low-fee software, off-the-shelf, non-scientific desktop applications such as spreadsheets and internally developed bioinformatics tools. This can result in researchers using a variety of non-standard, non-integrated, non-scientific and unsupported software tools. Many genomic researchers also rely on time-consuming and error-prone manual approaches to handle their bioinformatics needs.

 . Short supply of bioinformaticists. Genomic-based research is heavily dependent on sophisticated computer applications that are typically created and maintained by bioinformaticists. The supply of individuals with training or experience in both genomics and the development of computer-based information technology is limited.

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 . Difficulty of data visualization/presentation. Researchers need to visualize the large quantities of complex genomic data and their relationships to perform analyses and derive meaningful results. Visualization of large quantities of highly interrelated data is a challenging software problem.

 . Data security concerns. Research organizations are concerned about access to and the security of the data they produce and use. Security issues are compounded when multiple organizations are collaborating on a project. A security breach could compromise or even ruin an entire drug discovery effort, potentially resulting in the loss of substantial profits. Bioinformatics tools must provide security features that reliably ensure the desired type and level of security required by each research organization.

Our Solution

We offer proprietary bioinformatics solutions designed to address the challenges of using genomic data in the drug discovery and development process. Our solutions offer:

 . Data standardization. We provide a standard representation of diverse types and formats of genomic information, including both publicly available and proprietary genomic data. Our process of standardization allows our customers to compare and cross-analyze information from varied sets of genomic data. This can result in significant savings in time and fewer user errors.

 . Data integration. Our product brings together in one database information contained in many publicly available and proprietary genomic data sets. Our products also integrate different types of genomic data from research sources such as pharmacogenomic, high-throughput genotyping, SNP and sequence data.

 . High scalability. Our product has been designed to handle massive data sets and large numbers of users. We believe our product will be able to meet the needs of the largest pharmaceutical and biotechnology companies in the world.

 . Broad suite of data analysis tools. Our product's proprietary software tools enable researchers such as clinicians, epidemiologists, geneticists and molecular biologists to easily sort and analyze genomic information.

 . Practical visualization tools. Our product provides a practical way to show complex genomic information in simple-to-understand formats such as tables, graphs, charts and reports.

 . Security. Our product includes state-of-the-art redundancy, back-up and encryption systems to ensure minimal exposure to systems failure or unauthorized access. We employ rigorous electronic security measures to protect our customers' data and to restrict unauthorized access to such data from non-approved users both within and outside client organizations.

 . Professional services. We support our product by offering our customers product integration services, scientific consulting services and technical consulting services.

Our Strategy

Our objective is to provide pharmaceutical and biotechnology researchers with the most scientifically adept bioinformatics tools and services for drug discovery and development. The key elements of our strategy to achieve our objective include:

 . Expand our product offerings. We intend to significantly extend our product offerings to include modules in other areas of drug discovery and development such as gene and protein expression analysis and protein function prediction. In addition to developing products internally and in collaboration with our strategic partners, we plan to selectively acquire complementary businesses and products.

 . Establish significant industry collaborations. We intend to establish product development and distribution alliances with companies in the drug discovery and development market that have strong market positions and technologies complementary to ours, including companies that manufacture devices to generate genomic data, provide genomic data content or have developed other scientific software development tools. We believe that these collaborations will provide us with access to broader markets and accelerated market penetration. We plan to add, in collaboration with some of these companies, new modules or features to our products that work with their technology and hardware. As part of this strategy, we also intend to offer reduced functionality versions of most of our products. We expect that these entry-level products will sell for a lower price, but in greater

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  quantities, than the enterprise-level versions of our products. These entry-
  level products should provide the opportunity for future upgrade sales to enterprise-level products.

 . Implement application service provider strategy. We intend to offer our customers the option to access our products via the Internet without the need to install and maintain the software on their own equipment. This approach, commonly called being an application service provider, or ASP, should broaden and accelerate the adoption of our products by lowering initial capital investment, minimizing implementation time and effort, providing convenient scalability, offering affordable payment options and reducing the information technology burden for our customers.

 . Continue scientific leadership. We believe our close interaction with commercial and academic scientific leaders has been a major factor in establishing Discovery Manager as one of the most comprehensive and scientifically advanced bioinformatics products available to the genomics industry. We intend to advance our scientific leadership by deepening and expanding our relationships with scientific leaders in the field of genomics. We rely on these relationships to stay abreast of cutting edge developments in the field and to identify and address new customer needs.

 . Increase sales and marketing capacity. We intend to expand our direct sales force to sell our enterprise-level product in the United States and major international markets. We also intend to pursue a multifaceted marketing strategy to increase Genomica brand awareness and to substantially increase our number of qualified customer leads. One of the key goals of our sales personnel is to increase the number of users of our product at existing customers.

Strategic Alliances

We have entered into a strategic alliance with Applied Biosystems to license certain components of our software technology that will be designed to operate with Applied Biosystems' genotyping instruments that are used in the gene discovery and analysis process. By integrating our software technology with Applied Biosystems' instruments, we believe each companies' customers will be able to perform their gene research and data analysis more rapidly and effectively. Separately, Applied Biosystems made a $3 million equity investment in us.

We also have signed a letter of intent with Celera Genomics to enter into a strategic alliance to develop a special "Celera Edition" of Discovery Manager for use with the Celera Discovery System's Genome Reference Database. The letter of intent contemplates our joint development of an edition of Discovery Manager integrated with Celera's Discovery System. We anticipate that this integrated product would enable Celera's customers to seamlessly navigate between the Celera Edition of Discovery Manager and Celera's Discovery System Genome Reference Database.

Discovery Manager(TM)

Discovery Manager is our core bioinformatics product. It is an integrated suite of software tools and a database template for genomics research. The database can be filled with genomic data from the user's own research as well as publicly available and other sources. Our tools include sophisticated scientific algorithms designed for easy use by genomic researchers without the assistance of bioinformaticists. Discovery Manager enables individual or collaborating researchers to access, store, manipulate, analyze, annotate and integrate genomic data from a variety of sources. We believe that Discovery Manager is the only commercially available product that integrates human sequence, genetic map, genotype, phenotype and clinical information.

Supported disciplines. We developed Discovery Manager to be used by researchers in a broad range of disciplines including:

 . Clinical genetics. Clinical geneticists identify patients and collect their medical data. Discovery Manager allows these researchers to store and view patient information in a simple graphical format, which can show the medical and genetic data of each patient as well as parent and sibling genetic relationships among family members, called pedigrees.

 . Epidemiology. Epidemiologists study the genetic and environmental causes for disease. Discovery Manager helps these researchers analyze and determine how a genetic trait or environmental factor is distributed among people in a population.

 . Statistical genetics. Statistical geneticists identify the regions of DNA that determine a particular trait. Discovery Manager helps these researchers group individuals together and test various hypotheses regarding the portion of DNA to which a trait is linked.

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 . Human genetics. Human geneticists identify the location of genes using a variety of sophisticated analytical approaches. Discovery Manager helps these researchers study the specific genes of each family member.

 . Molecular biology. Molecular biologists determine the function of genes.
   Discovery Manager helps these researchers organize and analyze genetic map and sequence data to isolate genes and determine their function.

 . Pharmacogenomics. Pharmacogenomics researchers determine the genetic basis for why a drug works for some people but not others. Discovery Manager helps these researchers examine the genetic variations of a group of patients with similar drug responses.

Key tools. Discovery Manager provides three key tool sets that are used by different types of researchers to facilitate the interpretation of data relevant to the drug discovery and development process:

 . Sequence analysis tools. Sequence analysis is the examination of a specific
   DNA sequence to understand the structure and function of the sequence. Discovery Manager provides tools for finding genes in human DNA sequences and comparing two or more sequences for similarity.

 . Genetic analysis tools. Genetic analysis is the isolation and analysis of DNA variations in families and unrelated populations. Discovery Manager provides tools to integrate, manipulate, edit and analyze genetic data.

 . Map analysis tools. Map analysis is the construction and comparison of maps containing different representations of genetic information. Discovery Manager provides tools that support the graphical viewing, manipulation and comparison of maps that are created using well-known algorithms.

Discovery Manager database. A key component of Discovery Manager is a central repository of genomic data compiled from many sources:

 . Legacy data. Data that researchers previously have accumulated on various systems and in various formats.

 . New data. Results from experiments performed using Discovery Manager.

 . Reference Database. Our proprietary Reference Database, described below, is comprised of 13 publicly available genomic databases from major international genome research centers. Each of these public databases has completed the peer review, quality control process of the National Institutes of Health. In addition, we standardize and quality check this data before including it in the Reference Database.

 . Other public data. If a customer wishes to incorporate data from sources other than those in the Reference Database, the customer can convert it into a common format and import it into Discovery Manager. Customers can also access the National Center for Biotechnology Information and other websites of interest directly from Discovery Manager. Researchers use information from these websites to annotate their database.

Reference Database. We offer our proprietary database, the Reference Database, as an option to licensees of Discovery Manager. Our Reference Database compiles into one database and in one common format all of the information from 13 publicly available databases. Researchers no longer need to access the individual remote databases. As a result, they are able to easily and uniformly query these distinct databases, resulting in significant time savings and reduced risk of user errors.

Common user interface. Discovery Manager addresses many important aspects of genomics research from a common user interface. This interface permits researchers to access, use and compare data from a single database. With simple point-and-click operations, researchers can map, compare, query and graphically display data in formats commonly used in the industry. Using annotation tools, researchers may enrich data with additional information, such as experiment details, literature references and direct links to websites of interest. The common user interface also enables many different types of researchers to use the same data and system to do their part of the analysis.

Security. Because of the potential value of proprietary genomic information, security is important to our customers. Discovery Manager provides security and access features that enable system administrators to assign user accounts and passwords, provide users with access to authorized projects and allow management to review the work progress within the genomic project while insuring the privacy of sensitive project data.

We regularly upgrade Discovery Manager to keep pace with the latest advances in algorithms, tools and technology. Customer input plays a key role in the definition of these upgrades. We also regularly upgrade the contents of the

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Reference Database to include newly available information. We intend to expand the Reference Database to include other public databases and additional databases of non-human data. We also intend to develop new products to expand into other areas of drug discovery and development and new technologies.

Technology

We designed Discovery Manager to support the unique needs of drug discovery and development researchers. We selected technologies to handle very large and complex data sets and provide users with simple-to-use data visualization technology. Because researchers most often work in teams, our products securely operate in a network environment designed to allow collaboration among hundreds of researchers. We believe that Discovery Manager offers the broadest set of software tools for genomics research of any commercially available product.

Our software uses "object-oriented" technology as a simple way of modeling biological data and their relationships, such as patients and their associated DNA sequences. An object is a combination of related data, such as patient name, age and height. We invested 40 person-years to create a collection of over 400 objects to represent the core biological entities that are part of drug discovery and development. A key benefit of our use of object-oriented technology is that once the core biological objects have been defined, it becomes easier to add new features to keep pace with advances in genomic science.

Current architecture. The current software structure, or architecture, of Discovery Manager is divided into two key operating components, referred to as a client and a server. The client is the easy-to-use graphical interface that operates on a standard desktop computer used by the researcher. The server consists of the scientific applications and databases that operate on a powerful computer that provides processing services to all the clients.

The Discovery Manager client component was developed using a commercially available programming language known as VisualWorks for Smalltalk. The server component was developed using a commercially available database management system known as GemStone/S.

Next-generation architecture. We are currently developing the next generation of Discovery Manager to be Internet compatible. The new architecture will have three key operating components, referred to as a client, an application server and a database server. We expect the new client component to continue to provide a set of visualization tools to simplify organizing, querying and analyzing complex genomic information. The client will allow users to interact with Discovery Manager through a standard Java-based web browser, such as Netscape Navigator or Microsoft Explorer. The application server component will consist of scientific applications developed using Java technology. The database server component will consist of Oracle Corporation's Oracle 8i relational database management system.

We are transitioning to this new technology architecture primarily because we believe drug discovery and development companies have selected the Oracle database technology as a standard operating environment for their genomic research and because many customers have expressed an interest in moving to Internet-compatible applications. We believe that our new technology choices of Java for application and advanced user interface programming, Hypertext Markup Language (HTML) for programming web browser interfaces, and Oracle as the database for storing all of the genomic data, will meet customer requirements and provide a stable foundation for the foreseeable future. We are scheduled to deliver our first of several products on the new architecture in 2000 and we are scheduled to complete the development of this new technology architecture in 2001. We expect to incur additional costs of approximately $9.0 million to complete software programming, testing and debugging of the new technology architecture.We will transition all existing customers to the redeveloped product at no additional cost to them.

Research and Development

As of September 20, 2000, we had 50 employees working in research and development, of which 13 were working on the development of the current Discovery Manager product and 37 were working on the redeveloped product. We intend to transfer all development resources to developing the redeveloped product once all customers have transitioned to the new Discovery Manager product. Our research and development expenses were $2.3 million in 1998 and $4.9 million in 1999. For the six months ended June 30, 2000, our research and development expenses were $6.0 million. We expect that research and development expenses will continue to increase.

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Consulting and Scientific Services

We currently offer limited consulting services that are included in the price of Discovery Manager. We offer a full range of consulting services on a fee-for-service basis in conjunction with Discovery Manager, including the following:

 . Product integration. Helping customers integrate the Discovery Manager product suite into their bioinformatics departments and scientific workflow.

 . Technical consulting. Providing custom programming, technical guidance and tools development for bioinformatics needs.

 . Scientific consulting. Helping customers with their genomics research.
   Examples of this service include designing scientific experiments, formulas and algorithms.

We intend to expand our research and development and customer service personnel if demand for these services increase.

Customers

We license our products and provide services to pharmaceutical and biotechnology companies and academic institutions in the United States and Western Europe. The following is a list of our current customers:

AstraZeneca PLC
Biognosis U.S. Inc.
Clingenix
GlaxoWellcome Inc.
National Cancer Institute
National Institutes of Health
Oxagen Limited
Orchid Biosciences, Inc.
University of Oxford Wellcome Trust Centre for Human Genetics
Warner-Lambert Company

We licensed our first products in 1998 utilizing a small direct sales force of two account managers, no field scientists and limited marketing expenses. We only began building our sales and marketing organization in the second half of 1999 by hiring additional account managers and increasing our marketing expenses. As a result of our small direct sales force during 1999, we were limited in our ability to identify potential customers and to perform the necessary steps required to obtain new customers.

We believe potential customers who decline to purchase our products may believe that their own internal bioinformatics departments can develop software applications to meet their needs, may prefer running software applications on a relational database management system, or state that their research efforts have not yet advanced to the stage of utilizing the scientific applications that our Discovery Manager offers.

As pharmacogenomics expands, we believe our products will play a key role in both genetic analysis and clinical trial data gathering and processing. We also expect to increase sales to contract research organizations and healthcare providers. We intend to target agricultural biotechnology companies involved in genomic research.

For the six months ended June 30, 2000, the customers listed above accounted for all of our software license revenue. Of this amount, AstraZeneca accounted for 32% of our total revenue, GlaxoWellcome accounted for 20% of our total revenue, and each of Oxagen and Warner-Lambert accounted for 16% of our revenue. We expect that these four customers will continue to account for a high percentage of our total revenue for the immediate future.

Sales and Marketing

Direct Sales

We sell our enterprise-level product and services in North America and Western Europe through a direct sales force to pharmaceutical and biotechnology companies and academic institutions. Our direct sales force is divided into three regions: U.S. East Coast, U.S. West Coast and Western Europe, based in the United Kingdom. We combine an account

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manager with a field scientist, who together demonstrate the business and scientific value of our product to our potential customers. As of September 20, 2000, we had seven individuals in our sales department, including two sales directors, four account managers and our vice president of sales. We are currently recruiting additional sales people.

Indirect Sales

We intend to augment our direct sales effort with indirect sales channels established through collaborations. Indirect sales channels are expected to give us access to sales forces that are much larger than our own. Through these sales forces, we believe we can increase and accelerate our market penetration. We believe the following types of indirect sales channels are viable for our products:

 . Distributors outside core territories. In markets where there are insufficient sales opportunities to justify a direct presence, or barriers to entry in the markets are high, we may establish distributor relationships.

 . Strategic industry collaborations. We have recently entered into a product development and reseller agreement with Applied Biosystems to aid our indirect sales efforts. We also intend to establish product development and distribution alliances with other companies in the drug discovery and development market that have strong market positions and technologies complementary to ours. We also plan to add, in collaboration with some of these companies, new modules or features to our products that work with their technology and hardware.

 . Consultants and systems integrators. We intend to establish a services partnership program with consultants and systems integrators who provide professional services to our targeted customer base. We believe consultants and systems integrators are in a strong position to recommend our solutions to their services customers.

Marketing

To support our sales force, our marketing team is focused on creating a consistent, targeted message that increases awareness of our brand name and solutions. We intend to expand our use of marketing programs such as print and online advertising, direct mail and conference exhibits.

As a part of our marketing efforts, we provide our product and other support to some of the following leading genomics research institutions at no cost to them. We believe these institutions set the trends of how genomics research will be conducted in the future. In addition, we believe that our relationship with these institutions will result in graduates being trained users of Discovery Manager and, therefore, potential customers. The following institutions currently use Discovery Manager:

 . Johns Hopkins University

 . Princeton University

 . University of Colorado

 . University of Oxford Wellcome Trust Centre for Human Genetics

Competition

We face competition from other bioinformatics companies and specialized drug discovery software companies. We believe that additional specialized software companies will be formed to pursue this market opportunity. Competition could also result from non-commercial software developed by academic institutions and software developed by companies who sell access to proprietary genomic data. Some of our competitors, including academic institutions and large genomics or pharmaceutical companies, have substantially greater financial, marketing, sales and support resources than we do. We also face competition from pharmaceutical companies' own bioinformatics departments.

There are many companies describing bioinformatics as part of their strategy, but a much smaller number who currently offer bioinformatics products or databases commercially. Most of our commercial competitors offer sequence analysis software products, which represents only a portion of the functionality of our product. We believe that no other company has a bioinformatics product for genomics that matches the functionality of Discovery Manager.

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The market for software products and services to support the drug discovery process is new and rapidly changing, and we believe it will become highly competitive. We believe that the principal competitive factors affecting the markets for our software and services include:

 . breadth of functionality

 . technological and scientific excellence

 . timeliness of product introductions

 . responsiveness to customer requirements

 . customer relationships

 . ease of use

We believe we compete favorably with respect to each of these factors due to the ability of a wide variety of researchers to use Discovery Manager, the input of leading genomics researchers in the development of Discovery Manager and the frequent upgrades of our product.

Intellectual Property

We are the exclusive, worldwide licensee of the Genome Topographer technology owned by Cold Spring Harbor Laboratory. Genome Topographer was co-developed by our founder, President and Chief Scientist, Dr. Thomas G. Marr at Cold Spring Harbor Laboratory under work supported, in part, by grants from the Department of Energy and the National Institutes of Health. Genome Topographer is a general purpose computer system useful for studying complex, genetic diseases and serves as the intellectual property foundation of Discovery Manager. The Genome Topographer technology includes the patented Chang/Marr algorithm, which incorporates, either in hardware or software form, an algorithm for analyzing genetic data. Our license with Cold Spring Harbor Laboratory grants us exclusive, worldwide rights to the Chang/Marr Patent, as well as the exclusive right to commercialize the complete set of Genome Topographer technology. Our Discovery Manager product incorporates this licensed technology.

Failure to maintain the license agreement with Cold Spring Harbor Laboratory could preclude future sales of Discovery Manager or delay or prevent the introduction of new products. Even if we could identify and license or develop non-infringing equivalent technology, which is far from certain, the cost and delays of such a changeover in our base technology would likely cause material harm to our business.

We cannot assure you that the Chang/Marr algorithm patent owned by Cold Spring Harbor Laboratory will not be challenged, invalidated or circumvented or that the rights created thereunder will provide a competitive advantage. In addition, our competitors may apply for and obtain patents covering technologies that are more effective than our technologies. This could render our technologies or products obsolete or uncompetitive or prevent, limit or interfere with our ability to make, use or sell our product either in the United States or in international markets.

Our current product incorporates additional technologies that are the subject of proprietary rights of others. We have obtained licenses for certain of these technologies and may be required to obtain licenses for others. If needed, we may not be able to obtain licenses for technology patented by others on commercially reasonable terms, or at all. We also may not be able to develop alternative approaches if we are unable to obtain necessary licenses. We cannot assure you that our current and future licenses will be adequate for the operation of our business. The failure to obtain necessary licenses or identify and implement alternative approaches could have a material adverse effect on our business, financial condition and results of operations.

We believe the source code for our proprietary software is protected both as a trade secret and copyright work in the United States. However, effective copyright and trade secret protection may not be available in every other country in which our products are distributed.

Our policy is to enter into confidentiality agreements with our employees, consultants and vendors, and we generally control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, a third party might be able to copy or otherwise obtain and use our products or technology without authorization. The steps taken by us to protect our proprietary technology might be inadequate to prevent misappropriation of our technology by third parties. In addition, third parties might be able to develop similar technology independently. Either of these events could significantly harm our business, operating results and financial condition.

Employees

As of September 20, 2000, we had 81 full-time employees, including 50 employees primarily engaged in research and development, 12 in sales and marketing, eight in scientific services and 11 in administration. None of our employees is currently represented under collective bargaining agreements and we consider our relations with our employees to be good.

Facilities

We lease a facility which provides us 38,000 square feet for our operations in Boulder, Colorado. This facility serves as our headquarters and as the base for our research and development and marketing and product support operations. We believe that our current facilities will be adequate to support our operations through 2001. In the event that additional space is needed, we believe that additional or substitute space will be available on commercially reasonable terms.

Legal Proceedings

We are not currently involved in any legal proceedings.

                                   Management

Executive Officers and Directors

The following table sets forth, as of September 20, 2000, certain information concerning our executive officers and directors:

             Name            Age                           Position
             ----            ---                           --------
   Teresa W. Ayers ........   47 Chief Executive Officer and Director
   Thomas G. Marr, Ph.D....   48 President, Chief Scientist and Director
   Kenneth S. Rubin........   35 Executive Vice President of Commercial Development
   Daniel R. Hudspeth......   37 Chief Financial Officer, Vice President of Finance, Treasurer
                                 and Secretary
   Michael W. Cohn.........   38 Vice President of Engineering
   Chuck W. Philipp........   39 Vice President of Marketing
   Sean M. Ryan ...........   38 Vice President of Sales
   James L. Rathmann.......   48 Chairman of the Board
   Marvin H. Caruthers,
    Ph.D...................   59 Director
   Ralph E. Christoffersen,
    Ph.D...................   62 Director
   Arnold J. Levine, Ph.D..   60 Director
   Robert T. Nelsen........   37 Director

Teresa W. Ayers has served as our Chief Executive Officer since 1999 and as a member of our board of directors since 1999. From 1997 to 1999, Ms. Ayers served as the President, Chief Executive Officer and director of BioStar, Inc., a point-of-care diagnostics company. From 1995 until 1997, Ms. Ayers served as BioStar's President and Chief Operating Officer and, from 1992 until 1995, as BioStar's Vice President of Finance. Ms. Ayers received a B.B.A. from the University of Georgia.

Thomas G. Marr, Ph.D. has served as our President and Chief Scientist and a member of our board of directors since our inception. From 1997 to 1998, Dr. Marr served as our Chief Executive Officer. From 1989 to 1997, Dr. Marr held various positions at Cold Spring Harbor Laboratory. From 1989 to 1994, Dr. Marr was a Senior Staff Investigator. From 1994 to 1997, Dr. Marr was a Senior Scientist, head of the Structural Biology and Computational Section at the Cold Spring Harbor Laboratory/National Cancer Institute-Cancer Center and head of the Computational Molecular Biology and Genetics Department. Prior to 1989, Dr. Marr was a Staff Scientist at Los Alamos National Laboratory. Dr. Marr has been involved in the development of bioinformatics technology used in the Human Genome Project since 1985, and has served on many peer review, policy and standards committees related to the project. Dr. Marr received a Ph.D. in Biology from New Mexico State University.

Kenneth S. Rubin has served as our Executive Vice President of Commercial Development since January 2000. In addition, Mr. Rubin has served as a consultant to us since 1997. From 1997 until 2000, Mr. Rubin served as the Chief Operating Officer of Secant Technologies, Inc., a software products company. From 1995 until 1997, Mr. Rubin served as the Director of Business Development for IBM Corporation's North America Object Technology Practice. Mr. Rubin received an M.S. in Computer Science from Stanford University.

Daniel R. Hudspeth has served as our Chief Financial Officer, Vice President of Finance, Treasurer and Secretary since April 1999. From 1997 to 1999, Mr. Hudspeth served as the Chief Financial Officer, Vice President of Finance, Treasurer and Secretary of Communications Systems International, Inc., a publicly-traded telecommunications company. From 1995 to 1997, Mr. Hudspeth served as the Chief Financial Officer, Vice President of Finance, Treasurer and Secretary of Wireless Telecom, Inc., a software developer and distributor of wireless data telecommunications products. During 1995, Mr. Hudspeth served as Vice President and Corporate Controller of CWE, Inc., a publicly-traded computer retail company. Mr. Hudspeth has a BS/BA in Accounting from Colorado State University. Mr. Hudspeth is a certified public accountant.

Michael W. Cohn has served as our Vice President of Engineering since September 2000. From 1998 to 2000, Mr. Cohn served as a Vice President of Product Development for McKessonHBOC, a publicly-traded software development and drug distribution company. From 1994 to 1998, Mr. Cohn served in a variety of positions, including

Vice President of Software Development for Access Health, a publicly-traded healthcare software and services company that was acquired by McKessonHBOC. From 1990 to 1994, Mr. Cohn served as the Vice President of Engineering for Telephone Response Technologies, a software products company. Mr. Cohn received an M.S. in Computer Science from the University of Idaho and an M.A. in Economics from Claremont Graduate School.

Chuck W. Philipp has served as our Vice President of Marketing since May 2000. From 1990 to 2000, Mr. Philipp served in a variety of management and executive-level positions, including Vice President of Sales and Marketing at Colorado MEDtech, an engineering and manufacturing services company for the healthcare and biotechnology industries. From 1985 to 1990, Mr. Philipp served as an Engineering Manager at Abbott Laboratories, Diagnostic Division. Mr. Philipp received a B.S. in Computer Science from Texas A&M University.

Sean M. Ryan has served as our Vice President of Sales since August 2000. From 1986 to 2000, Mr. Ryan served in a variety of management and executive-level positions at Idexx Laboratories, a diagnostic products company. Most recently Mr. Ryan served as the Vice President-Worldwide Sales for Companion Animal Group. Mr. Ryan received a B.S. in Biology from St. Lawrence University.

James L. Rathmann has served as the Chairman of our board of directors since our inception and served as our Chief Executive Officer from inception to 1997. Mr. Rathmann founded Falcon Technology Partners, L.P. in 1993, and is the president of Falcon Technology Management Corporation and the general partner of Falcon Technology Partners, L.P. Mr. Rathmann also serves on the board of directors of Ciphergen Biosystems, Inc., a biological research systems company. Mr. Rathmann received an M.S. in Computer Science from the University of Wisconsin.

Marvin H. Caruthers, Ph.D. has served as a member of our board of directors since 1997. From 1992 to 1995, Dr. Caruthers was the chairman of the Department of Chemistry and Biochemistry at the University of Colorado. He has been a professor at the University of Colorado since 1979. Dr. Caruthers is a director of OXiGENE, Inc. and Array Biopharma, both of which are biotechnology companies. Dr. Caruthers received a Ph.D. from Northwestern University.

Ralph E. Christoffersen, Ph.D. has served as a member of our board of directors since 1997. Dr. Christoffersen has served as Chief Executive Officer, President and a director of Ribozyme Pharmaceuticals, Inc. since 1992. Dr. Christoffersen and Ribozyme Pharmaceuticals are defendants in a lawsuit alleging violations of certain federal securities laws based upon an allegedly misleading announcement made by Ribozyme in November 1999. From 1989 to 1992, Dr. Christoffersen was Senior Vice President and Director of U.S. Research at SmithKline Beecham Pharmaceuticals, a pharmaceutical company. From 1983 to 1989, he held senior management positions in research at The Upjohn Company, a pharmaceutical company. Prior to joining The Upjohn Company, Dr. Christoffersen served as a Professor of Chemistry and Vice Chancellor for Academic Affairs at the University of Kansas and as President of Colorado State University. He received his Ph.D. in Physical Chemistry from Indiana University.

Arnold J. Levine, Ph.D. has served as a member of our board of directors since 1997. Dr. Levine is a cancer biologist and is President of Rockefeller University. Previously, Dr. Levine was the Harry C. Wiess Professor of the Life Sciences at Princeton University, where he founded Princeton's molecular biology department during a 12-year tenure that saw the department grow to include two research laboratories and 35 faculty members. Prior to his work at Princeton, Dr. Levine was chairman at SUNY/Stony Brook School of Medicine. Dr. Levine is also a director of PE Corporation and Baxter International, Inc.

Robert T. Nelsen has served as a member of our board of directors since 1997. Since 1994, Mr. Nelsen has served as a senior principal of various venture capital funds associated with ARCH Venture Partners, including ARCH Venture Fund II, L.P., ARCH Venture Fund III, L.P. and ARCH Venture Fund IV, L.P. From 1987 to 1994, Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. He holds an M.B.A. from the University of Chicago.

Scientific Advisory Board

We benefit from consultation with prominent scientists active in fields related to our technology. Each of the individuals serving on our scientific advisory board has significant expertise in both the computational and biological aspects of genomics and each has been involved in the Human Genome Project since its inception.

Aravinda Chakravarti, Ph.D. is Professor of Genetics in the School of Medicine at Case Western Reserve University. Dr. Chakravarti is a leading quantitative geneticist, well known for his contributions in determining the multigenic cause of congenital human birth defects.

Uta Francke, M.D. is an Investigator at the Howard Hughes Medical Institute and Professor of Genetics and Pediatrics at the Stanford University School of Medicine. Dr. Francke is the current president of the American Society of Human Genetics.

William R. Pearson, Ph.D. is Professor of Biochemistry at the University of Virginia. Dr. Pearson created the FASTA package of sequence comparison programs. FASTA is a worldwide standard for performing sequence comparison searches.

Gary D. Stormo, Ph.D. is Professor of Molecular Biology at Washington University Human Genome Center. Dr. Stormo's research has been in pattern recognition algorithms for the identification of regulatory sequences in DNA and for pathway analysis.

Board Composition

Upon the closing of the offering, in accordance with the terms of our restated certificate of incorporation, the terms of office of the board of directors will be divided into three classes:

 . Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001

 . Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002

 . Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003

Each class of directors will be determined by resolution of our board of directors prior to the closing of the offering. At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been elected.

Committees of the Board of Directors

Our audit committee consists of Dr. Caruthers, Dr. Christoffersen and Mr. Nelsen. The audit committee reviews the selection of independent auditors, the results and scope of the audit and other services provided by our independent auditors and evaluates our internal accounting procedures.

Our compensation committee consists of Dr. Caruthers, and Messrs. Nelsen and Rathmann. The compensation committee reviews and approves compensation and benefits for our executive officers. The compensation committee also administers our compensation and stock plans and makes recommendations to the board of directors regarding such matters.

Director Compensation

Dr. Christoffersen, an outside director, receives $1,000 for each board meeting attended. Other than Dr. Christoffersen, no other directors receive compensation for their services as directors. We reimburse our outside directors, upon request, for reasonable out-of-pocket expenses incurred in attending board and committee meetings. In addition, all directors are eligible to participate in our 2000 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

During 1999, Messrs. Caruthers, Nelsen and Rathmann served as members of our compensation committee. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Executive Compensation

                       Summary Compensation Table (1)(2)

The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer and our four highest paid executive officers for services rendered in all capacities to us during 1999. We refer to these executive officers as our "named executive officers" in other parts of this prospectus.

                                  Annual            Long-Term
                               Compensation       Compensation
                              --------------- ---------------------
   Name and Principal                         Securities Underlying  All Other
   Position                    Salary  Bonus         Options        Compensation
   ------------------         -------- ------ --------------------- ------------
   Teresa W. Ayers(1),
    Chief Executive Officer.  $102,015 $  --         366,699           $  --
   Thomas G. Marr,
    President and Chief
    Scientist...............   225,000    --          66,699            4,050(2)
   Daniel R. Hudspeth(1),
    Vice President of
    Finance and Chief
    Financial Officer.......    94,673    --          33,366           19,423(2)
   James E. Clemens,
    Former Vice President of
    Engineering.............   162,415 60,000             33              --
   Susan E. Strong,
    Former Vice President of
    Sales and Marketing.....   164,968    --           8,366              --

  ------------------
  (1) We hired Ms. Ayers in July 1999 and Mr. Hudspeth in April 1999.
  (2) Reimbursement of moving expenses.

                               1999 Option Grants

The following table sets forth information regarding options granted to each of our named executive officers during 1999.

The options in this table were granted under our 2000 Equity Incentive Plan, have 10-year terms, will terminate before their expiration dates if the optionee leaves his or her employment with us, and unless otherwise noted, vest over a period of four years. We have not granted any stock appreciation rights.

The percentages shown below of options granted is based on an aggregate of 697,397 options we granted in 1999.

                                                                             Potential Realizable Value at
                         Number of     Percent of                               Assumed Annual Rates of
                         Securities   Total Options Exercise                 Stock Price Appreciation for
                         Underlying    Granted to    Price                            Option Term
                          Options     Employees in    (Per                   ------------------------------
Name                      Granted         1999       Share)  Expiration Date       5%            10%
----                     ----------   ------------- -------- --------------- -------------- ---------------
Teresa W. Ayers.........  366,666(1)      52.6%      $0.18       6/21/09     $   10,087,425 $   16,101,632
                               33(2)         *        0.18       12/1/09                908          1,449
Thomas G. Marr..........   66,666(2)       9.6%       0.18       6/21/09          1,834,062      2,927,546
                               33(2)         *        0.18       12/1/09                908          1,449
Daniel R. Hudspeth......   33,333(3)       4.8%       0.18        4/5/09            917,031      1,463,773
                               33(2)         *        0.18       12/1/09                908          1,449
James E. Clemens........       33(2)         *        0.18       12/1/09                908          1,449
Susan E. Strong.........    8,333(4)       1.2%       0.18       4/15/09            229,251        365,932
                               33(2)         *        0.18       12/7/09                908          1,449

------------------
* Less than 1%.
(1) 25% of the options vest on June 21,2000. The remaining 75% vest in 36 equal monthly installments thereafter.
(2) 100% vested on the grant date.
(3) 25% of the options vest on April 6, 2000. The remaining 75% vest in 36 equal monthly installments thereafter.
(4) 25% of the options vest on December 8, 1999. The remaining 75% vest in 36 equal monthly installments thereafter.

The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. Assuming 5% and 10% annual appreciation, these values are calculated based on rules promulgated by the Securities and Exchange Commission and an assumed initial public offering price of $17.00 per share and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

1999 Option Values

The following table sets forth information concerning the number and value of exercisable and unexercisable options held by each of the named executive officers as of December 31, 1999. The value of unexercised, in-the-money options at December 31, 1999 represents an amount equal to the difference between the assumed initial public offering price of $17.00 per share and the option exercise price, multiplied by the number of unexercised, in-the-money options. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the options.

                                                                                      Value of Unexercised
                                                     Number of Unexercised           In-the-Money Options at
                              Shares             Options at December 31, 1999           December 31, 1999
                            Acquired on  Value   --------------------------------   -------------------------
   Name                      Exercise   Realized  Exercisable      Unexercisable    Exercisable Unexercisable
   ----                     ----------- --------  -----------     ---------------   ----------- -------------
   Teresa W. Ayers.........     --        --                   33           366,666 $      555   $6,167,322
   Thomas G. Marr..........     --        --              122,254            27,778  2,056,312      467,226
   Daniel R. Hudspeth......     --        --                   33            33,333        555      560,661
   James E. Clemens........     --        --               16,351            25,348    275,024      426,353
   Susan E. Strong.........     --        --                2,116               --      35,591          --

Employee Benefit Plans

401(k) Plan

Our employees are eligible to participate in our 401(k) Plan. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit, which is $10,500 in 2000. Employees may contribute this amount on a pre-tax basis to the 401(k) Plan. Employees direct the investment of the assets of the 401(k) Plan in up to seven different investment funds. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions are not taxable to employees until withdrawn. An employee becomes eligible for the matching contribution only if he or she makes a pretax contribution. We may make discretionary matching contributions to the 401(k) Plan. Additionally, we may make annual discretionary profit sharing contributions in amounts to be determined annually by the board of directors. Since the 401(k) Plan's inception, we have made no matching or profit sharing contributions.

2000 Equity Incentive Plan

Our 2000 Equity Incentive Plan was originally adopted as the 1996 Stock Option Plan and its amendment and restatement was adopted by our board of directors on March 13, 2000. We expect to submit the plan for approval to our stockholders prior to the closing of the offering. There is currently an aggregate of 5,000,000 shares of common stock authorized for issuance under the plan. The plan will terminate on March 13, 2010 unless sooner terminated by the board of directors or committee. As of September 20, 2000 options to purchase 2,059,619 shares at a weighted average price of $1.53 per share were outstanding, and 1,958,682 shares remained available for future stock awards under our plan. Awards issued under our plan prior to its amendment and restatement as the 2000 Equity Incentive Plan will be governed by the terms of the plan and applicable option agreements in effect prior to such amendment and restatement. Prior to the amendment and restatement, the plan provided only for grants of stock options and not for other types of awards.

The plan provides for the grant of incentive stock options, as defined under the Code, and nonstatutory stock options, restricted stock purchase awards and stock bonuses. Our employees are eligible to receive incentive stock options under our plan and our employees, directors and consultants are eligible to receive nonstatutory stock options, restricted stock purchase awards and stock bonuses. Our board or a committee appointed by the board administers the plan, which determines recipients and types of awards to be granted, including the exercise price, number of shares and the exercisability thereof. The plan also permits our board of directors to allow the early exercise of option grants. Shares issued under such option grants carry restrictions which lapse over the vesting period of the original option grant.

The terms of options granted under the plan may not exceed ten years. The board, or committee, determines the exercise price of options granted under the plan. The exercise price for incentive stock options cannot be less than 100% of the fair market value of the common stock on the date of the option grant. The exercise price for nonstatutory stock options cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Options granted under the plan typically vest over four years. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides for transfer in the stock option agreement. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with us ceases for any reason may exercise vested options for the term provided in the option agreement, which is generally one month.

No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

Shares subject to stock awards that have expired or otherwise terminated without having been exercised revert and become available for the grant of awards under the stock plan. The board or committee may reprice outstanding options or offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares.

The board or committee determines the terms of restricted stock purchase awards granted under the plan. Under restricted stock purchase awards, we have an option to repurchase unvested shares upon termination of service. The price of a restricted stock purchase award cannot be less than 85% of the fair market value of the stock subject to the award on the date of grant. Our board or committee may award stock bonuses in consideration of past services without a purchase payment. Restricted stock purchase awards under the plan are generally non-transferable, although the applicable award agreement may permit some transfers. Transfers other than by will or the laws of descent and distribution are restricted so long as the stock remains subject to the agreement.

Upon a merger, consolidation, reorganization, stock dividend, stock split or other change in corporate structure affecting the number of issued shares of our common stock, our board or committee may make proportionate adjustments to the outstanding stock awards, including the class, number of shares and price per share of options granted under the plan.

Our plan provides that if we dissolve, liquidate or sell substantially all of our assets, outstanding stock awards will terminate immediately prior to that event. In addition, upon our merger with or into another corporation or a sale of substantially all of our assets, each option or right shall be assumed or an equivalent option or right will be substituted by the successor corporation. If the outstanding options or awards are not assumed or substituted, the vesting of options or awards will be accelerated.

Employment Agreements

Teresa W. Ayers

On March 15, 2000, we entered into an employment agreement with Teresa W. Ayers, our Chief Executive Officer. The agreement provides for an annual base salary of $225,000, which will be reviewed at least annually and increased at the discretion of the board of directors or compensation committee. Ms. Ayers was previously granted options to purchase 700,033 shares of our common stock, subject to the terms and conditions set forth in the stock option agreements attached to her employment agreement.

Either of us can terminate Ms. Ayers' employment at any time. However, if we terminate Ms. Ayers' employment without just cause or if she resigns for good reason, she will be entitled to receive all or part of her annual salary depending on how long after the effective date of the employment agreement the termination or resignation occurs. Upon termination of her employment for any reason, and at our discretion, Ms. Ayers agreed to enter into a consulting arrangement with us for a period of up to one year.

Ms. Ayers' employment agreement contains a covenant not to compete which prohibits her, during her employment and for one year after the termination of employment with us, from engaging in any activities in competition with us, from accepting employment or establishing a business relationship with our competitors, other than those in which she is a passive investor. In addition, Ms. Ayers' employment agreement contains a non-solicitation provision which prohibits, during her employment and for one year after the termination of employment with us, from hiring or soliciting any of our employees or soliciting our clients, investors, independent contractors and other third parties to negatively alter their relationship with us.

Thomas G. Marr Ph.D.

On March 15, 2000, we entered into an employment agreement with Thomas G. Marr Ph.D., our President and Chief Scientist. The agreement provides for an annual base salary of $225,000, which will be reviewed at least annually and increased at the discretion of the board of directors or compensation committee. Dr. Marr previously purchased 360,000 shares of the Company's stock for $1,080 pursuant to the stock acquisition agreement attached to his employment agreement. In addition, Dr. Marr was previously granted options to purchase 483,366 shares of our common stock, subject to the terms and conditions set forth in the stock option agreements attached to his employment agreement.

Either of us can terminate Dr. Marr's employment at any time. However, if we terminate Dr. Marr's employment without just cause or if he resigns for good reason, he will be entitled to receive all or part of his annual salary depending on how long after the effective date of the employment agreement the termination or resignation occurs. Upon termination of his employment for any reason, and at our discretion, Dr. Marr agreed to enter into a consulting arrangement with us for a period of up to one year.

Dr. Marr's employment agreement contains a covenant not to compete which prohibits him, during his employment and for one year after the termination of employment with us, from engaging in any activities in competition with us, from accepting employment or establishing a business relationship with our competitors, other than those in which he is a passive investor. In addition, Dr. Marr's employment agreement contains a non-solicitation provision which prohibits, during his employment and for one year after the termination of employment with us, from hiring or soliciting any of our employees or soliciting our clients, investors, independent contractors or other third parties to negatively alter their relationship with us.

                             Principal Stockholders

The following table sets forth information with respect to beneficial ownership of our common stock as of September 20, 2000 for:

 . each person or group of affiliated persons known to us to beneficially own more than five percent of our common stock

 . each of our directors

 . each of our named executive officers and

 . all of our current directors and executive officers as a group

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security, and includes options and warrants that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

This table lists applicable percentage ownership based on 15,989,363 shares of common stock outstanding as of September 20, 2000 including shares of preferred stock on an as-converted basis, and excluding shares issuable under warrants which expire upon the closing of the offering and also lists applicable percentage ownership based on 20,989,363 shares of common stock outstanding after completion of the offering. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of September 20, 2000, are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Shares underlying options and warrants that are deemed beneficially owned are listed in this table separately in the column labeled "Shares Subject to Options and Warrants." These shares are included in the number of shares listed in the column labeled "Total Number."

Unless otherwise indicated, the address of each person or entity named below is c/o Genomica Corporation, 1745 38th Street, Boulder, CO 80301.

                                            Shares Beneficially Owned
                                  ---------------------------------------------
                                            Shares Subject to Percent  Percent
                                    Total      Options and     Before   After
Name of Beneficial Owner           Number       Warrants      Offering Offering
------------------------          --------- ----------------- -------- --------
The Kaufmann Fund, Inc. (1)...... 3,989,272          --         25.0%    19.0%
Falcon Technology Partners,
 L.P. (2)........................ 3,035,987       66,673        18.9     14.4
INVESCO Global Health Sciences
 Fund (3)........................ 2,599,597       25,173        16.2     12.4
ARCH Venture Fund III, L.P. (4).. 1,727,180       16,493        10.8      8.2
Boulder Ventures Limited (5)..... 1,025,805        1,736         6.4      4.9
Teresa W. Ayers..................   455,587       88,921         2.8      2.2
Thomas G. Marr...................   598,920       88,921         3.7      2.8
Daniel R. Hudspeth...............   166,699           33         1.0        *
James E. Clemens ................    74,724           33           *        *
Susan E. Strong..................    31,977          --            *        *
Marvin H. Caruthers (6)..........   117,348          868           *        *
Ralph E. Christoffersen..........    15,416       15,416           *        *
Arnold J. Levine.................    15,416       15,416           *        *
Robert T. Nelsen (7)............. 1,727,180       16,493        10.8      8.2
James L. Rathmann (8)............ 3,075,987       66,673        19.2     14.6
All current directors and
 executive officers as a group
 (12 persons) (9)................ 6,198,386      292,741        38.1     29.1

------------------
* Represents beneficial ownership of less than 1%.
 (1) The address of The Kaufmann Fund, Inc. is 140 East 45th Street, 43rd Floor, New York, New York 10017.

 (2) The address of Falcon Technology Partners, L.P. is 600 Dorset Road, Devon, Pennsylvania 19333.
 (3) The address of INVESCO Global Health Sciences Fund is 7800 East Union Avenue, Mail Stop 1100, Denver, Colorado 80237.
 (4) The address of ARCH Venture Fund III, L.P. is 8725 West Higgins Road, Suite 290, Chicago, Illinois 60631.
 (5) Consists of 301,731 shares held by Boulder Ventures, L.P., 629,944 shares held by Boulder Ventures II, L.P. and 94,130 shares held by Boulder Ventures II (Annex), L.P. The address of each entity is 1941 Pearl Street, Suite 200, Boulder, Colorado 80302.
 (6) Consists solely of shares held by The Caruthers Family, L.L.C., of which Dr. Caruthers is the Manager.
 (7) Consists solely of shares held by ARCH Venture Fund III, L.P., of whose General Partner Mr. Nelsen is the Managing Director. See Note 4 above. Mr. Nelsen disclaims beneficial ownership of such shares except to the extent of his pecuniary interest herein.
 (8) Includes shares held by Falcon Technology Partners, L.P., of which Mr. Rathmann is the General Partner. See Note 2 above.
 (9) Includes 208,707 shares of common stock issuable upon exercise of stock options and 84,034 shares of common stock issuable upon exercise of preferred stock warrants. Also, see Notes 6 through 8 above.

                          Related-Party Transactions

Financings

The following persons or entities purchased securities in the amounts set forth, on an as-converted to common stock basis, in the chart below. We sold shares of our common stock between March 1996 and April 2000. We sold shares of our Series A preferred stock between March 1996 and October 1997. We sold shares of our Series B preferred stock between December 1998 and February 1999. We sold shares of our Series C preferred stock in March 2000.

                                       Series A  Series B  Series C
Purchaser                 Common Stock Financing Financing Financing  Warrants
---------                 ------------ --------- --------- --------- -----------
Principal Stockholders
The Kaufmann Fund, Inc..           --        --  3,240,740   748,532         --
Falcon Technology
 Partners, L.P..........           --  1,660,100   864,770   444,444      66,673
INVESCO Global Health
 Sciences Fund..........           --    830,025   633,288 1,111,111      25,173
ARCH Venture Fund III,
 L.P....................           --    691,687   574,556   444,444      16,493
Entities affiliated with
 Boulder Ventures
 Limited ...............           --    276,675   486,283   261,111       1,736
Caruthers Family L.L.C..           --     69,169    36,200    11,111         868
Executive Officers
Teresa W. Ayers.........       366,666       --        --        --          --
Thomas G. Marr..........       509,999       --        --        --          --
James E. Clemens........       108,332       --        --        --          --
Susan E. Strong.........        31,977       --        --        --          --
Daniel R. Hudspeth......       166,666       --        --        --          --
James L. Rathmann.......        40,000       --        --        --          --
Kenneth S. Rubin........        21,664       --        --        --          --
Other Transaction
 Information
Price per share.........  $0.003-$0.75 $    1.80 $    2.16 $    4.50 $1.81-$2.16

Investor Rights Agreement

We have entered into a Second Amended and Restated Investors' Rights Agreement with the purchasers of our common and preferred stock pursuant to which these and other stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock--Registration Rights."

Employment Agreements

We have entered into employment agreements with certain of our executive officers. See "Management--Employment Agreements."

Options Grants

On January 27, 2000, we granted options to purchase shares of our common stock to the following executive officers:

 . 333,333 to Teresa W. Ayers, our Chief Executive Officer

 . 333,333 to Thomas G. Marr, Ph.D., our President and Chief Scientist

 . 416,666 to Kenneth S. Rubin, our Executive Vice President of Commercial
   Development

 . 175,000 to Daniel R. Hudspeth, our Chief Financial Officer, Vice President of Finance, Treasurer and Secretary and

 . 141,666 to James E. Clemens, our former Vice President of Engineering

The exercise price for each of these option grants is $0.75 per share and each of these options vest over a period of four to five years.

On May 30, 2000, we granted an option to purchase 66,666 shares of our common stock at an exercise price of $4.50 per share to Chuck W. Philipp, our Vice President of Marketing. The option vests over a period of four years.

On August 1, 2000, we granted an option to purchase 200,000 shares of our common stock at an exercise price of $4.50 per share to Sean M. Ryan, our Vice President of Sales. The option vests over a period of four years.

On September 18, 2000, we granted an option to purchase 66,666 shares of our common stock at an exercise price of $10.02 per share to Michael W. Cohn, our Vice President of Engineering. The option vests over a period of four years.

Indemnification

We have entered into, or prior to the offering will enter into, indemnity agreements with our directors and executive officers for the indemnification and advance payment of expenses to these persons to the fullest extent permitted by law. See "Description of Capital Stock--Limitation of Liability and Indemnification."

We believe that each of the transactions described above was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties. Any future transactions between us and any of our directors, officers or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

                          Description of Capital Stock

In accordance with our restated certificate of incorporation, which will become effective upon the closing of the offering, we may issue up to 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of September 20, 2000, there were 1,894,946 shares of common stock outstanding, and 42,283,269 shares of preferred stock outstanding.

We qualify the description by referring to the provision of applicable law and to our restated certificate of incorporation and our amended and restated bylaws, which will become effective upon the closing the offering, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of September 20, 2000, and assuming conversion of all outstanding preferred stock into common stock upon the closing of the offering, there were outstanding 15,989,363 shares of common stock held of record by 77 stockholders. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

As of September 20, 2000, assuming the closing of the offering, all outstanding shares of preferred stock would have been converted into 14,094,417 shares of common stock. See Note 5 to financial statements for a description of the currently outstanding preferred stock. Following the conversion, our restated certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. The restated certificate of incorporation gives the board of directors the authority, without further action by stockholders, to issue up to five million shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could:

 . adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation

 . decrease the market price of our common stock

 . delay, deter or prevent a change in our control

We have no present plans to issue any shares of preferred stock.

Warrants

In connection with the private placement of our Series A preferred stock, we issued a warrant to purchase 124,502 shares of Series A preferred stock at an exercise price of $0.60 per share, which will become exercisable for 41,500 shares of common stock upon the closing of the offering, to Falcon Technology Partners, L.P. which expires upon the closing of this initial public offering, and a warrant to purchase 30,000 shares of Series A preferred stock at an exercise price of $0.60 per share, which will become exercisable for 10,000 shares of common stock upon the closing of the offering, issued to Silicon Valley Bank, which expires on September 9, 2004.

We have outstanding warrants to purchase an aggregate of 208,331 shares of Series B preferred stock at an exercise price of $0.72 per share, which will become exercisable for 69,443 shares of common stock upon the closing of the offering, issued to certain principal stockholders, which expire on December 16, 2003.

We have outstanding warrants to purchase an aggregate of 219,443 shares of common stock at an exercise price of $2.16 per share issued to Punk, Ziegel & Company L.P., which expire on the closing of this initial public offering.

The exercise price of each of our outstanding warrants is subject to customary adjustments for stock splits, stock dividends or subdivisions. Additionally, the warrants are subject to customary adjustments upon a sale of all or substantially all of our assets or upon our reorganization, reclassification, consolidation or merger. The exercise prices of the warrants are also subject to adjustment in the event of our subsequent issuance of common stock at a price per share less than their respective exercise prices. None of our warrants confer upon the holder any voting or any other rights of our stockholders, and the shares issuable upon exercise of the warrants carry registration rights. See "Description of Capital Stock--Registration Rights."

Registration Rights

Under agreements between us and some of our investors, investors holding 15,350,571 shares of our common stock, shares of our common stock issued or issuable upon conversion of our outstanding preferred stock and upon exercise of outstanding warrants to purchase preferred and common stock have registration rights pertaining to the securities they hold. After December 11, 2000, we may be required to prepare and file a registration statement under the Securities Act if requested to do so by the holders of at least a majority of the registrable securities, so long as the aggregate offering price is at least $15,000,000 and the shares to be registered constitute at least 20% of the outstanding shares of the Company's common stock. We are required to use our best efforts to effect such registration. We are not obligated to effect more than one such registration. If we propose to register any of our securities under the Securities Act for our own account or the account of any of our stockholders other than these holders of registrable securities, the holders of registrable securities are entitled to include registrable securities in the registration, subject to the underwriters' right to limit the number of shares included. The holders of registrable securities also may require us to file additional registration statements on Form S-3 if requested to do so by the holders of at least 25% of the registrable securities. We are not obligated to effect more than three of such registrations on Form S-3.

We are required to bear all costs incurred in connection with any such registrations. The foregoing registration rights could result in substantial future expenses for us and adversely affect any future public offerings of our equity securities.

Anti-Takeover Provisions

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation, which will become effective shortly following the closing of the offering, provides that our board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of our current board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Our certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents, the fullest extent permitted by law.

We have entered into, or prior to the offering will enter into, indemnity agreements with our directors and executive officers for the indemnification and advancement of expenses to these persons. We also intend to enter into these agreements with our future directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

At present, there is no pending litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

We have appointed Computershare Trust Company, Inc. to serve as the transfer agent and registrar for the common stock.

Listing

Our common stock has been approved for listing on the Nasdaq National Market under the trading symbol "GNOM".

                        Shares Eligible for Future Sale

When the offering is completed, we will have a total of 20,995,684 shares of common stock outstanding. The 5,000,000 shares offered by this prospectus will be freely tradeable unless they are purchased by our "affiliates," as defined in Rule 144 under the Securities Act of 1933. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144. The remaining 15,995,684 shares are "restricted," which means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144.

Rule 144

Generally, Rule 144 as currently in effect provides that, beginning 90 days after the first date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

 . one percent of the number of shares of common stock then outstanding, which based on the shares currently outstanding, will equal approximately 209,957 shares or

 . the average weekly trading volume of the common stock on the Nasdaq
   National Market during the four calendar weeks preceding the filing of the notice on Form 144 with respect to the sale

Rule 144 provides limitation as the manner of sales and imposes requirements as to notice and the availability of current public information about us.

Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, including by a lock-up agreement, a person who has been a non-affiliate for at least two years may sell his or her shares in the open market.

One hundred eighty days after the date of this prospectus, 14,806,704 shares of our common stock will be eligible for sale under Rule 144, including 1,542,334 shares under Rule 144(k), and 888,980 will be eligible for sale under Rule 701. The remaining shares will be eligible for sale within 180 days thereafter.

Rule 701

Rule 701 permits any of our employees, officers, directors or consultants who purchased their shares under a compensatory stock or option plan or other written agreement prior to the effective date of this offering to sell such shares under Rule 144 without complying with the holding period, public information, volume limitation or notice requirement of Rule 144. Holders of Rule 701 shares may not sell their Rule 701 shares until 90 days after the date of this prospectus. However, substantially all shares of our common stock issued under Rule 701 are subject to the lock-up agreements described below.

Registration Rights

The holders of 15,010,185 shares of common stock and of warrants exercisable into 340,386 shares of the common stock will be entitled to certain rights with respect to the registration of these shares under the Securities Act. After these shares are registered, they will be freely tradable.

Lock-Up Agreements

All of our stockholders have entered into lock-up agreements with us prohibiting them from offering, selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus. In addition, our directors, officers and other stockholders who together own 15,923,627 shares of common stock have agreed to similar lock-up agreements with the underwriters prohibiting them from offering, selling, pledging or otherwise disposing of these shares for the same 180-day period. This generally means that the stockholders cannot sell these shares during the 180 days following the date of this prospectus unless permitted by the underwriters.

                              Plan of Distribution

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Dain Rauscher Incorporated and Prudential Securities Incorporated are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   CIBC World Markets Corp.....................................
   Dain Rauscher Incorporated..................................
   Prudential Securities Incorporated..........................
                                                                 -------------
     Total.....................................................      5,000,000
                                                                 =============

The underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery to investors on or about , 2000 against payment in immediately available funds. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities
dealers at such price less a concession of $   per share. The underwriters may
also allow, and such dealers may reallow, a concession not in excess of $   per
share to other dealers. After the shares are released for sale to the public, the representatives may generally change the offering price and other selling terms, but no change in price shall change the amount of proceeds we will receive, as set forth on the cover page of this prospectus.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 750,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be $97.8 million and the net proceeds to us will be $89.6 million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

In connection with the offering, the underwriters may make short sales of our common stock and may purchase our stock on the open market to cover positions covered by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price or our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us.

                                               Total without    Total with Full
                                             Exercise of Over- Exercise of Over-
                                   Per Share Allotment Option  Allotment Option
                                   --------- ----------------- -----------------
   Genomica.......................   $            $                 $

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $1,300,000.

We have agreed to indemnify the underwriters against certain civil and other liabilities relating to this offering as specified in the underwriting agreement, including liabilities under the Securities Act of 1933.

We, our officers and directors and some other stockholders have agreed to a 180-day "lock-up" with respect to 15,923,627 shares of common stock and other Genomica securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these Genomica securities without the prior written consent of CIBC World Markets Corp.

Because of its affiliation with an NASD member who is participating in the offering, all of the 288,887 shares of common stock owned by Punk, Ziegel & Company L.P. (which includes 219,443 shares to be issued immediately prior to the closing of the offering pursuant to common stock warrants held by Punk, Ziegel & Company L.P.), are subject to a 90-day "lock-up" under which this stockholder has agreed not to sell its common stock for ninety (90) days following the effective date of the offering except as otherwise permitted by the National Association of Securities Dealers, Inc. Conduct Rule 2710(c)(7)(C).

In addition, because of its affiliation with an NASD member who is participating in the offering, 66,726 shares of common stock owned by Punk, Ziegel & Company L.P. have been deemed by the National Association of Securities Dealers, Inc. to be underwriting compensation and will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this offering, except as otherwise permitted by the National Association of Securities Dealers, Inc. Conduct Rule 2710(c)(7)(A).

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

The underwriters have reserved for sale up to 300,000 shares for employees, directors and other persons associated with us. These reserved shares will be sold at the initial public offering price that appears on the cover page of this prospectus. We will allocate these reserved shares among prospective recipients who, after receipt of a preliminary prospectus and no later than four days prior to the effective date of this offering, submit to CIBC World Markets an indication of interest form specifying the number of shares requested and supplying other required information. At the effective time of this offering, CIBC World Markets will inform prospective recipients of the offering price and the number of shares they may purchase and give the recipients the opportunity to purchase any portion of such shares or withdraw their indication of interest. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

There is no established trading market for the shares. The offering price for the shares has been determined by us and the representatives, based on the following factors:

 . estimates of our business potential and earnings prospects

 . an assessment of our management

 . consideration of the above factors in relation to market valuations of companies in related businesses

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. The underwriters may, however, engage in the following activities in accordance with the rules:

 . Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

 . Over-allotments, short sales and syndicate covering transactions, as described above.

 . Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might discourage resales of the shares and cause the price of the shares to be higher than the price that might otherwise prevail in the open market.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

One of the representatives, Prudential Securities Incorporated, facilitates the making of new issues online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM may view offering terms and a prospectus online and place orders through their financial advisors. Other than the prospectus in electronic format, the information on the Prudential Securities Incorporated website is not part of this prospectus or the registration statement of which this prospectus forms a part and has not been approved or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

                                 Legal Matters

Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Cooley Godward llp, Boulder, Colorado. An investment partnership affiliated with Cooley Godward llp owns 85,484 shares of our preferred stock, which will convert into 28,494 shares of our common stock upon the completion of this offering. Certain legal matters will be passed upon for the underwriters by McDermott, Will & Emery.

                                    Experts

The audited financial statements included in this prospectus and elsewhere in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      Where You Can Find More Information

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with the offering. In addition, upon completion of the offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement or any other documents filed by us at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's site on the world wide web at "sec.gov."

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Genomica, you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

After the offering, we expect to provide annual reports to our stockholders that include financial information examined and reported on by our independent auditors.

                         Index to Financial Statements

                                                                            Page
                                                                            ----
Report of Arthur Andersen LLP, Independent Public Accountants.............. F-2

Balance Sheets............................................................. F-3

Statements of Operations................................................... F-4

Statements of Stockholders' Equity......................................... F-5

Statements of Cash Flows................................................... F-6

Notes to Financial Statements.............................................. F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Genomica Corporation:

We have audited the accompanying balance sheets of Genomica Corporation (a Delaware corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genomica Corporation as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                        /s/ Arthur Andersen llp

Denver, Colorado,

March 13, 2000 (except
 with respect to the
 reverse stock split
 discussed in Note 2, as
 to which the date is
 September 25, 2000).

                              GENOMICA CORPORATION

                                 BALANCE SHEETS

                                 December 31,          June 30,     Pro Forma
                           -------------------------  -----------   June  30,
                              1998          1999         2000         2000
                           -----------  ------------  -----------  -----------
                                                            (unaudited)
          ASSETS
          ------
Current Assets:
 Cash and cash
  equivalents............. $ 5,222,549  $  3,518,570  $ 2,052,140
 Short-term investments...         --      2,824,763   11,957,930
 Accounts receivable-
  trade...................         --        360,000      965,179
 Prepaid expenses and
  other...................      53,151       148,037      348,828
                           -----------  ------------  -----------
  Total current assets....   5,275,700     6,851,370   15,324,077
                           -----------  ------------  -----------
Property and Equipment,
 net......................     349,394       673,479    2,137,380
Deferred Financing Costs..         --            --       431,045
Deposits..................         --            --       625,000
Other Assets..............      24,309        28,786       30,243
                           -----------  ------------  -----------
  Total assets............ $ 5,649,403  $  7,553,635  $18,547,745
                           ===========  ============  ===========
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
   --------------------
Current Liabilities:
 Accounts payable......... $   229,615  $    318,206  $   706,911
 Accrued compensation and
  employee benefits.......      93,593       289,538      419,373
 Current portion of note
  payable.................     166,667           --           --
 Current portion of
  capital lease
  obligations.............      44,435       130,142      123,530
 Deferred revenue.........     123,333       829,601    1,126,093
 Other accrued expenses...      49,046        37,429      161,293
                           -----------  ------------  -----------
  Total current
   liabilities............     706,689     1,604,916    2,537,200
                           -----------  ------------  -----------
Long-Term Debt:
 Capital lease
  obligations, net of
  current portion.........      70,556       268,157      209,961
                           -----------  ------------  -----------
  Total liabilities.......     777,245     1,873,073    2,747,161
                           -----------  ------------  -----------
Commitments and
 Contingencies
Stockholders' Equity:
 Convertible preferred
  stock, $.001 par value,
  26,785,400, 37,688,178
  and 47,938,178 shares
  authorized,
  respectively:
   Series A, 12,533,676
    shares issued and
    outstanding actual, 0
    pro forma (liquidation
    value--$7,550,209)....   7,504,266     7,504,266    7,504,266          --
   Series B, 8,757,516,
    18,826,959 and
    18,826,959 shares
    issued and
    outstanding,
    respectively actual, 0
    pro forma (liquidation
    value--$6,305,411 and
    $13,555,410,
    respectively).........   5,898,515    12,369,208   12,369,208          --
   Series C, 10,022,634
    shares issued and
    outstanding actual, 0
    pro forma (liquidation
    value--$15,033,952)...         --            --    15,008,815          --
 Common stock, $.001 par
  value, 34,000,000,
  44,000,000 and
  65,000,000 shares
  authorized, 1,105,859,
  1,140,073 and 1,980,320
  shares issued and
  1,045,095, 1,079,309 and
  1,882,751 shares
  outstanding,
  respectively, actual;
  15,774,737 shares issued
  and 15,677,168 shares
  outstanding, pro forma..       1,106         1,140        1,980       15,774
 Treasury stock, at cost..        (182)         (182)      (6,807)      (6,807)
 Additional paid-in
  capital.................      25,103        31,228   15,285,449   50,153,944
 Options and warrants.....      82,298     7,764,767   32,850,016   32,850,016
 Deferred compensation....         --     (5,772,446) (22,599,320) (22,599,320)
 Accumulated deficit......  (8,638,948)  (16,217,419) (44,613,023) (44,613,023)
                           -----------  ------------  -----------  -----------
  Total stockholders'
   equity.................   4,872,158     5,680,562   15,800,584  $15,800,584
                           -----------  ------------  -----------  ===========
  Total liabilities and
   stockholders' equity... $ 5,649,403  $  7,553,635  $18,547,745
                           ===========  ============  ===========

      The accompanying notes are an integral part of these balance sheets.

                              GENOMICA CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                    Six Months Ended
                          For The Years Ended December 31,              June 30,
                         -------------------------------------  -------------------------
                            1997         1998         1999         1999          2000
                         -----------  -----------  -----------  -----------  ------------
                                                                      (unaudited)
Revenue:
 Software licenses and
  services.............. $       --   $   196,892  $   622,230  $   184,722  $    739,708
 Research grants........         --           --       159,100       28,875        26,733
                         -----------  -----------  -----------  -----------  ------------
   Total revenue........         --       196,892      781,330      213,597       766,441
                         -----------  -----------  -----------  -----------  ------------
Operating Expenses:
 Costs of revenue.......         --       141,490      447,057      154,295       195,303
 Research and
  development...........   1,681,868    2,327,569    4,868,577    1,762,441     6,037,849
 Selling and marketing..     495,068      633,551    1,722,141      659,980     3,029,907
 General and
  administrative........     578,952      884,267    1,723,364      292,846     5,236,066
                         -----------  -----------  -----------  -----------  ------------
   Total operating
    expenses............   2,755,888    3,986,877    8,761,139    2,869,562    14,499,125
                         -----------  -----------  -----------  -----------  ------------
    Operating loss......  (2,755,888)  (3,789,985)  (7,979,809)  (2,655,965)  (13,732,684)
Interest Income.........      37,219       90,325      419,279      184,562       375,362
Interest Expense........     (19,581)     (55,214)     (17,941)     (9,789)       (29,467)
                         -----------  -----------  -----------  -----------  ------------
Net Loss................  (2,738,250)  (3,754,874)  (7,578,471)  (2,481,192)  (13,386,789)
Deemed Dividend Related
 to Beneficial
 Conversion Feature of
 Preferred Stock........         --           --           --           --    (15,008,815)
                         -----------  -----------  -----------  -----------  ------------
Net Loss Applicable to
 Common Stockholders.... $(2,738,250) $(3,754,874) $(7,578,471) $(2,481,192) $(28,395,604)
                         ===========  ===========  ===========  ===========  ============
Net Loss Per Share,
 basic and diluted...... $     (2.80) $     (3.81) $     (7.13) $     (2.37) $     (22.13)
                         ===========  ===========  ===========  ===========  ============
Weighted Average Common
 Shares Outstanding,
 basic and diluted......     976,532      986,015    1,062,392    1,045,613     1,283,321
                         ===========  ===========  ===========  ===========  ============
Pro Forma Net Loss Per
 Share (Unaudited--
 Note 2):
  Net loss per share,
   basic and diluted....                           $     (0.68) $    (0.23)  $      (2.07)
                                                   ===========  ===========  ============
  Weighted average
   common shares
   outstanding, basic
   and diluted..........                            11,120,510   10,701,761    13,737,720
                                                   ===========  ===========  ============




        The accompanying notes are an integral part of these statements.

                              GENOMICA CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                      Convertible Preferred Stock
                  --------------------------------------------------------------------
                        Series A               Series B                Series C          Common Stock   Treasury Stock
                  --------------------- ----------------------  ---------------------- ---------------- ----------------
                    Shares     Amount     Shares     Amount       Shares     Amount     Shares   Amount Shares   Amount
                  ---------- ---------- ---------- -----------  ---------- ----------- --------- ------ -------  -------
Balances,
December 31,
1996............   3,320,400 $2,000,209        --  $       --          --  $       --    976,532 $  977 (60,764) $  (182)
Sale of Series A
preferred stock
in February,
June and October
1997 for cash of
$0.6024 per
share, net of
offering costs
of $45,943......   8,383,256  5,004,057        --          --          --          --        --     --      --       --
Conversion of
notes payable in
March 1997 at
$0.6024 per
share...........     830,020    500,000        --          --          --          --        --     --      --       --
Net loss........         --         --         --          --          --          --        --     --      --       --
                  ---------- ---------- ---------- -----------  ---------- ----------- --------- ------ -------  -------
Balances,
December 31,
1997............  12,533,676  7,504,266        --          --          --          --    976,532    977 (60,764)    (182)
Sale of Series B
preferred stock
in December 1998
for cash of
$0.72 per share,
net of offering
costs of
$332,264........         --         --   7,347,927   4,958,243         --          --        --     --      --       --
Issuance of
warrants to
purchase common
stock...........         --         --         --          --          --          --        --     --      --       --
Conversion of
notes payable in
December 1998 at
$0.72 per share.         --         --   1,409,589     940,272         --          --        --     --      --       --
Issuance of
common stock
upon exercise of
options.........         --         --         --          --          --          --    129,327    129     --       --
Net loss........         --         --         --          --          --          --        --     --      --       --
                  ---------- ---------- ---------- -----------  ---------- ----------- --------- ------ -------  -------
Balances,
December 31,
1998............  12,533,676  7,504,266  8,757,516   5,898,515         --          --  1,105,859  1,106 (60,764)    (182)
Sale of Series B
preferred stock
in February 1999
for cash of
$0.72 per share,
net of offering
costs of
$538,180........         --         --  10,069,443   6,711,819         --          --        --     --      --       --
Issuance of
warrants to
purchase common
stock...........         --         --         --     (241,126)        --          --        --     --      --       --
Issuance of
common stock
upon exercise of
options.........         --         --         --          --          --          --     34,214     34     --       --
Deferred
compensation....         --         --         --          --          --          --        --     --      --       --
Amortization of
deferred
compensation....         --         --         --          --          --          --        --     --      --       --
Net loss........         --         --         --          --          --          --        --     --      --       --
                  ---------- ---------- ---------- -----------  ---------- ----------- --------- ------ -------  -------
Balances,
December 31,
1999............  12,533,676  7,504,266 18,826,959  12,369,208         --          --  1,140,073  1,140 (60,764)    (182)
Purchase of
treasury stock
(unaudited).....         --         --         --          --          --          --        --     --  (36,805)  (6,625)
Issuance of
common stock
upon exercise of
options
(unaudited).....         --         --         --          --          --          --    840,247    840     --       --
Deferred
compensation
(unaudited).....         --         --         --          --          --          --        --     --      --       --
Deferred
compensation
adjustment for
terminated
employees
(unaudited).....         --         --         --          --          --          --        --     --      --       --
Amortization of
deferred
compensation
(unaudited).....         --         --         --          --          --          --        --     --      --       --
Sale of Series C
preferred stock
in March 2000
for cash of
$1.50 per share,
net of offering
costs of $25,137
(unaudited).....         --         --         --          --   10,022,634         --        --     --      --       --
Deemed dividend
related to
beneficial
conversion
feature of
preferred stock
(unaudited).....         --         --         --          --          --   15,008,815       --     --      --       --
Net loss
applicable to
common
stockholders
(unaudited).....         --         --         --          --          --          --        --     --      --       --
                  ---------- ---------- ---------- -----------  ---------- ----------- --------- ------ -------  -------
Balances, June
30, 2000
(unaudited).....  12,533,676 $7,504,266 18,826,959 $12,369,208  10,022,634 $15,008,815 1,980,320 $1,980 (97,569) $(6,807)
                  ========== ========== ========== ===========  ========== =========== ========= ====== =======  =======
                  Additional    Options      Deferred      Accumu-
                    Paid-In       and        Compen-        lated
                    Capital    Warrants       sation       Deficit        Total
                  ----------- ------------ ------------- ------------- ------------
Balances,
December 31,
1996............  $     1,953 $       --   $        --   $ (2,145,824) $  (142,867)
Sale of Series A
preferred stock
in February,
June and October
1997 for cash of
$0.6024 per
share, net of
offering costs
of $45,943......          --          --            --            --     5,004,057
Conversion of
notes payable in
March 1997 at
$0.6024 per
share...........          --          --            --            --       500,000
Net loss........          --          --            --     (2,738,250)  (2,738,250)
                  ----------- ------------ ------------- ------------- ------------
Balances,
December 31,
1997............        1,953         --            --     (4,884,074)   2,622,940
Sale of Series B
preferred stock
in December 1998
for cash of
$0.72 per share,
net of offering
costs of
$332,264........          --          --            --            --     4,958,243
Issuance of
warrants to
purchase common
stock...........          --       82,298           --            --        82,298
Conversion of
notes payable in
December 1998 at
$0.72 per share.          --          --            --            --       940,272
Issuance of
common stock
upon exercise of
options.........       23,150         --            --            --        23,279
Net loss........          --          --            --     (3,754,874)  (3,754,874)
                  ----------- ------------ ------------- ------------- ------------
Balances,
December 31,
1998............       25,103      82,298           --     (8,638,948)   4,872,158
Sale of Series B
preferred stock
in February 1999
for cash of
$0.72 per share,
net of offering
costs of
$538,180........          --          --            --            --     6,711,819
Issuance of
warrants to
purchase common
stock...........          --      241,126           --            --           --
Issuance of
common stock
upon exercise of
options.........        6,125         --            --            --         6,159
Deferred
compensation....          --    7,441,343    (7,441,343)          --           --
Amortization of
deferred
compensation....          --          --      1,668,897           --     1,668,897
Net loss........          --          --            --     (7,578,471)  (7,578,471)
                  ----------- ------------ ------------- ------------- ------------
Balances,
December 31,
1999............       31,228   7,764,767    (5,772,446)  (16,217,419)   5,680,562
Purchase of
treasury stock
(unaudited).....          --          --            --            --        (6,625)
Issuance of
common stock
upon exercise of
options
(unaudited).....      245,406         --            --            --       246,246
Deferred
compensation
(unaudited).....          --   25,523,760   (25,523,760)          --           --
Deferred
compensation
adjustment for
terminated
employees
(unaudited).....          --     (438,511)      438,511           --           --
Amortization of
deferred
compensation
(unaudited).....          --          --      8,258,375           --     8,258,375
Sale of Series C
preferred stock
in March 2000
for cash of
$1.50 per share,
net of offering
costs of $25,137
(unaudited).....   15,008,815         --            --            --    15,008,815
Deemed dividend
related to
beneficial
conversion
feature of
preferred stock
(unaudited).....          --          --            --            --    15,008,815
Net loss
applicable to
common
stockholders
(unaudited).....          --          --            --    (28,395,604) (28,395,604)
                  ----------- ------------ ------------- ------------- ------------
Balances, June
30, 2000
(unaudited).....  $15,285,449 $32,850,016  $(22,599,320) $(44,613,023) $15,800,584
                  =========== ============ ============= ============= ============

        The accompanying notes are an integral part of these statements.

                              GENOMICA CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                   For The Six Months
                           For The Years Ended December 31,           Ended June 30,
                         --------------------------------------  -------------------------
                            1997         1998          1999         1999          2000
                         -----------  -----------  ------------  -----------  ------------
                                                                       (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss...............  $(2,738,250) $(3,754,874) $ (7,578,471) $(2,481,192) $(13,386,789)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities--
 Depreciation..........       69,422      176,926       253,016      114,022       283,102
 Amortization of
  discount on
  convertible debt.....          --         7,666           --           --            --
 Amortization of
  discount on short-
  term investments.....          --           --         38,053          --            --
 Preferred stock issued
  for accrued interest
  on convertible debt..          --        14,904           --           --            --
 Amortization of
  deferred
  compensation.........          --           --      1,668,897       63,159     8,258,375
 Change in deposits....          --           --            --           --       (625,000)
 Change in other
  assets...............          --        (4,174)       (4,477)         --        (1,457)
 Changes in operating
  assets and
  liabilities--
  Accounts receivable..          --           --       (360,000)    (531,500)     (605,179)
  Prepaid expenses and
   other assets........        2,168      (13,953)      (94,886)     (20,766)     (200,791)
  Accounts payable.....       47,682       83,848        88,591      (78,212)      388,705
  Accrued compensation
   and employee
   benefits............       93,825       (8,841)      195,945       39,304       129,835
  Deferred revenue.....          --       123,333       706,268      449,278       296,492
  Other accrued
   expenses............      107,379     (109,652)      (11,617)     (10,193)      123,864
                         -----------  -----------  ------------  -----------  ------------
   Net cash used in
    operating
    activities.........   (2,417,774)  (3,484,817)   (5,098,681)  (2,456,100)   (5,338,843)
                         -----------  -----------  ------------  -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Redemptions of short-
 term investments......          --     2,462,412    16,480,000          --     10,593,985
Purchases of short-term
 investments...........   (2,462,412)         --    (19,342,816)         --    (19,727,152)
Purchases of property
 and equipment.........     (209,071)    (157,095)     (223,480)     (95,698)   (1,747,003)
                         -----------  -----------  ------------  -----------  ------------
   Net cash provided by
    (used in) investing
    activities.........   (2,671,483)   2,305,317    (3,086,296)     (95,698)  (10,880,170)
                         -----------  -----------  ------------  -----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Payments on capital
 leases................       (4,683)     (11,239)      (70,313)     (17,650)      (64,808)
Proceeds from issuance
 of loan...............      400,000          --            --           --            --
Principal payments on
 loan..................      (33,333)    (200,000)     (166,667)    (100,000)          --
Proceeds from issuance
 of convertible debt
 and warrants..........          --     1,000,000           --           --            --
Proceeds from issuance
 of preferred stock....    5,050,000    5,290,507     7,249,999    7,249,999    15,033,952
Costs related to
 issuance of preferred
 stock.................      (45,943)    (332,264)     (538,180)    (538,180)      (25,137)
Deferred financing
 costs.................          --           --            --           --       (431,045)
Proceeds from exercise
 of common stock
 options...............          --        23,279         6,159        2,020       246,246
Purchase of treasury
 stock.................          --           --            --           --         (6,625)
                         -----------  -----------  ------------  -----------  ------------
   Net cash provided by
    financing
    activities.........    5,366,041    5,770,283     6,480,998    6,596,189    14,752,583
                         -----------  -----------  ------------  -----------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS...........      276,784    4,590,783    (1,703,979)   4,044,391    (1,466,430)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............      354,982      631,766     5,222,549    5,222,549     3,518,570
                         -----------  -----------  ------------  -----------  ------------
CASH AND CASH
 EQUIVALENTS,
 END OF PERIOD.........  $   631,766  $ 5,222,549  $  3,518,570  $ 9,266,940  $  2,052,140
                         ===========  ===========  ============  ===========  ============

        The accompanying notes are an integral part of these statements.

                              GENOMICA CORPORATION

                            STATEMENTS OF CASH FLOWS

                                    For The Years Ended     For The Six Months
                                        December 31,          Ended June 30,
                                  ------------------------ --------------------
                                   1997    1998     1999     1999      2000
                                  ------- ------- -------- -------- -----------
                                                               (unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Cash paid for interest......... $19,581 $32,644 $ 17,941 $  9,789 $    29,469
                                  ======= ======= ======== ======== ===========
SUPPLEMENTAL DISCLOSURE OF
 NONCASH FINANCING ACTIVITIES:
  Capital lease obligations
   incurred to acquire equipment. $33,716 $97,197 $353,621 $    --  $       --
                                  ======= ======= ======== ======== ===========
  Warrants issued for offering
   costs......................... $   --  $   --  $241,126 $241,126 $       --
                                  ======= ======= ======== ======== ===========
  Deemed dividend related to
   beneficial conversion feature
   of preferred stock............ $   --  $   --  $    --  $    --  $15,008,815
                                  ======= ======= ======== ======== ===========

--------
As discussed in Note 4, in 1997, the Company converted a $500,000 note payable to a stockholder into shares of Series A Preferred Stock.
As discussed in Note 4, in 1998, the Company converted $925,368 of debt, net of unamortized discount of $74,632, plus accrued interest of $14,904 into 1,409,589 shares of Series B Preferred Stock.



        The accompanying notes are an integral part of these statements.

                              GENOMICA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
              (Including Information Related to Unaudited Periods)


1. Organization and Business:

Genomica Corporation (the "Company"), a Delaware corporation, is a provider of software products and services that enable pharmaceutical and biotechnology researchers to accelerate the drug discovery and development process. The Company's first product, Discovery Manager, offers a broad set of software tools for genomic researchers.

The Company was incorporated in September 1995 and began operations shortly thereafter. Since its inception, the Company has incurred significant losses. Although the Company anticipates that funds from product licenses, working capital at December 31, 1999 and the proceeds of its March 2000 private placement (Note 11) will be sufficient to fund its operations through at least December 31, 2000, additional financing may be needed after that date by the Company to fund its operations, continue the commercial development of its products and develop its sales and marketing infrastructure. The Company may also seek additional capital in 2000 to accelerate these efforts. There is no guarantee that such financing will be available when needed upon terms acceptable to the Company. Operations of the Company are subject to certain risks and uncertainties including, among others, uncertainty of product development, inexperience in marketing or selling its product, technological uncertainty, competition and dependence on key personnel.

2. Summary of Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, accounts receivable and investments in high-grade corporate bonds and commercial paper. The Company maintains its cash balances in the form of bank demand deposits and money market accounts with financial institutions that management believes are creditworthy. Accounts receivable are typically unsecured and are concentrated in the pharmaceutical industry. Accordingly, the Company may be exposed to credit risk generally associated with pharmaceutical and biotechnology companies. Two customers (Note 8) accounted for all of the Company's trade accounts receivable as of December 31, 1999. The Company has no significant financial instruments with off-balance sheet risk of accounting loss, such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, short-term investments and trade receivables and payables. The carrying values of the cash equivalents, short-term investments, trade receivables and payables approximate their fair values.

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


Investments in Marketable Securities

The Company's investments in corporate debt securities are classified as held-to-maturity and are stated at amortized cost. The investments had the following values at December 31, 1999:

                                                   Gross         Gross
                         Amortized/   Accrued   Unrealized     Unrealized
                        Accreted Cost Interest Holding Gains Holding Losses Fair Value
                        ------------- -------- ------------- -------------- ----------
Corporate debt
 securities, maturing
 within one year.......  $2,824,763   $51,599    $(51,599)        $--       $2,824,763
                         ==========   =======    ========         ====      ==========

During the first quarter of 2000, the Company sold one of its debt securities originally classified as held-to-maturity. The Company realized a loss of $465 on the sale of this $405,000 debt security. The Company sold this security to purchase a Certificate of Deposit in order to secure a letter of credit.

Due to the sale of this security, the Company has concluded that they no longer have the intent to hold their debt securities to maturity, and thus will now account for their investments in debt securities as available-for-sale.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is indicated when the carrying amount of the asset is greater than amounts recoverable from future undiscounted cash flows.

Revenue Recognition

The Company generates revenue from the license and related maintenance of its proprietary software products. The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred, collection is probable, and the fee is fixed or determinable. If an acceptance period exists, license revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. The Company generally bundles its license fees and subsequent maintenance, consisting of software updates, content updates and support. The Company has concluded that there is no basis to allocate the total license and maintenance fees charged in its software arrangements to these various elements of the arrangement as the Company currently does not offer the license fee and maintenance for sale separately. Accordingly, revenue is generally deferred and recognized ratably over the term of the arrangement. Certain software arrangements include other elements, such as services and training. If present, such elements are unbundled based on vendor-specific objective evidence of their fair value and the related revenue is recognized when those elements are delivered.

The Company believes its current revenue recognition policies and practices are consistent with the provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by SOP 98-4 and SOP 98-9, which were issued by the American Institute of Certified Public Accountants. Implementation guidelines for these standards, as well as potential new standards, could lead to unanticipated changes in the Company's current revenue recognition policies. Such changes could affect the timing of the Company's future revenue and results of operations.


Research and Development and Software Development Costs

Research and development costs are charged to expense as incurred and consist of salaries and other direct costs. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. The Company's software is deemed to be technologically feasible at the point a working model of the software product is developed. Through December 31, 1999, for products developed by the Company, the period since attainment of technological feasibility has been brief and qualifying costs were not significant, and, accordingly, the Company has not capitalized any qualifying software development costs in the accompanying financial statements.

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


Income Taxes

The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been reduced by a valuation allowance to the extent it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-Based Compensation

The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25"), and related interpretations. The Company adopted the disclosure-only requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), which allows entities to continue to apply the provision of APB No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants made as if the fair value-based method of accounting in SFAS No. 123 had been applied to these transactions. Any deferred stock compensation calculated according to APB No. 25 is amortized over the vesting period of the individual options, generally four or five years, in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option and Awards Plans."

The Company applies the provisions of SFAS No. 123 and related interpretations to stock-based compensation to non-employees.

Reverse Stock Split

On March 13, 2000, the Company's Board of Directors authorized a one for three reverse stock split of its common stock to be effective immediately prior to the closing of the Company's initial public offering. All common share amounts, equivalent common share amounts and per share amounts have been adjusted retroactively to reflect the reverse stock split.

Net Earnings or Loss Per Share

The Company presents basic and diluted earnings or loss per share in accordance with Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS No. 128"), which establishes standards for computing and presenting basic and diluted earnings per share. Under this statement, basic earnings or loss per share is computed by dividing the net earnings or loss by the weighted average number of shares of common stock outstanding. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of common shares outstanding, (2) if not anti-dilutive, the number of shares of convertible preferred stock as if converted upon issuance, and (3) if not anti-dilutive, the effect of outstanding stock options and warrants determined utilizing the treasury stock method.

For all periods presented, the effects of the convertible preferred stock and stock options were excluded from the calculation of diluted loss per share since the result would have been anti-dilutive. The dilutive effect of common stock options and warrants, without regard to the treasury stock method, that are excluded from the calculation of diluted loss per share because their effect is anti-dilutive totaled 413,410 in 1997, 655,027 in 1998 and 1,414,111 in 1999.

Pro Forma Stockholders' Equity (Unaudited)

Effective upon the closing of the Company's planned initial public offering, the outstanding shares of Series Preferred (as defined below) will automatically convert into 13,794,417 shares of common stock. The pro forma

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)

effects of these transactions are unaudited and have been reflected in the accompanying unaudited pro forma balance sheet at June 30, 2000.

Pro Forma Net Loss Per Share (Unaudited)

Pro forma net loss per share for the year ended December 31, 1999 and for the six months ended June 30, 1999 and 2000 is computed using the net loss and weighted average number of common shares outstanding, including the pro forma effects of the assumed conversion of the Company's Series A, B and C convertible preferred stock into shares of the Company's common stock as if such conversion occurred on January 1, 1999, or at date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 10,058,118, 9,656,148 and 12,454,399 shares for the year ended December 31,
1999 and the six months ended June 30, 1999 and 2000, respectively. The pro forma effects of these transactions are unaudited.

Comprehensive Income

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income includes all changes in equity during a period from non-owner sources. During each of the three years ended December 31, 1999 and for the cumulative period from inception, the Company has not had any transactions that are required to be reported as adjustments to determine comprehensive income (loss).

During the six months ended June 30, 2000, the Company began accounting for its short-term investments as available-for-sale investments. Such securities are marked to fair market value with adjustments comprising a component of other comprehensive income. The difference between the fair market value and the carrying amount of the Company's short-term investments was immaterial at June 30, 2000 and accordingly there is no material difference between comprehensive loss and net loss applicable to common stockholders through June 30, 2000.

Reportable Segments

Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of and Enterprise and Related Information," establishes standards for the reporting of information about operating segments. Since its inception, the Company has conducted its operations in one operating segment.

Recent Accounting Pronouncements

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Statement establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS Statement No. 133--an amendment of FASB Statement No. 133" ("SFAS No. 137"). SFAS No. 137 delays the effective date of SFAS No. 133 to fiscal quarters and fiscal years beginning after June 15, 2000. Since inception, the Company has not entered into arrangements that would fall under the scope of SFAS No. 133 and thus, management believes that SFAS No. 133 will not significantly affect its financial condition and results of operations.

In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 provides the SEC Staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The guidance in SAB 101 has been implemented by the Company for all periods presented.

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"). FIN No. 44 clarifies the application of APB No. 25 for certain issues related to equity-based instruments issued to employees. FIN No. 44 is effective on July 1, 2000, except for certain transactions, and will be applied on a prospective basis. The implementation of FIN No. 44 did not have a significant impact on the Company's results of operations and financial position.

Interim Results (Unaudited)

The accompanying consolidated balance sheet as of June 30, 2000, the consolidated statements of operations and cash flows for the six months ended June 30, 1999 and 2000, and the consolidated statement of stockholders' equity for the six months ended June 30, 2000 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

3. Property and Equipment:

Property and equipment consists of the following at December 31:

                                                            1998        1999
                                                          ---------  ----------
   Computer and office equipment......................... $ 540,201  $  953,361
   Furniture and fixtures................................    18,379     123,218
   Software..............................................     4,792      63,894
   Leasehold improvements................................    47,657      47,657
                                                          ---------  ----------
                                                            611,029   1,188,130
   Less--Accumulated depreciation........................  (261,635)   (514,651)
                                                          ---------  ----------
                                                          $ 349,394  $  673,479
                                                          =========  ==========

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on estimated useful lives ranging from three to five years. Maintenance and repairs are expensed as incurred. Depreciation expense was $69,422, $176,926 and $253,016 for the years ended December 31, 1997, 1998 and 1999, respectively.

4. Debt:

Convertible Notes Payable

In December 1996, the Company issued a $500,000 convertible promissory note with an interest rate of 5.8% to Falcon Technology Partners. In conjunction with the sale of the Series A Preferred Stock on February 28, 1997, the note was converted in March 1997 into 830,020 shares of Series A Preferred Stock and accrued interest of $6,753 was paid in full.

In October 1998, the Company issued $1,000,000 of debt securities with an interest rate of 8% to various investors. The notes included warrants to purchase 208,331 shares of Series B Preferred Stock at $0.72 per share. These warrants were valued at $82,298 using the Black-Scholes option pricing model. The warrants are considered to be an issuance of equity and the Company has attributed a portion of the proceeds from the debt offering to the fair value of the warrants and recorded an initial discount to the carrying value of the related debt in the amount of $82,298. The discount was amortized using the effective interest-rate method over the two-year term of the note.

In conjunction with the sale of the Series B Preferred Stock on December 16, 1998, the net amount of the notes of $925,368 and accrued interest of $14,904 were converted into 1,409,589 shares of Series B Preferred Stock.

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


Loan Agreement

On September 17, 1997, the Company entered into a Bridge Loan and Security Agreement ("Loan Agreement") with a bank. Under the terms of the Loan Agreement, the outstanding advances of $400,000 were converted into a term loan ("Term Loan") on October 9, 1997. The principal and interest on the Term Loan was due in monthly installments through October 9, 1999. Interest accrued at a rate equal to the bank's prime rate plus 1.5% (9.25% at December 31, 1998), and the Loan Agreement was collateralized by assets of the Company. On October 9, 1999, the Term Loan and all interest was paid in full.

Capital Lease Obligations

The Company has entered into four capital lease obligations with imputed interest rates ranging from 8.4% to 15.3%. These leases are collateralized by the leased assets which have a net book value of $378,753 and $111,930 at December 31, 1999 and 1998, respectively.

At December 31, 1999, future payments under capital lease obligations are as follows:

   2000.............................................................. $ 178,735
   2001..............................................................   168,120
   2002..............................................................   142,181
                                                                      ---------
                                                                        489,036
   Less--amount related to interest..................................   (90,737)
                                                                      ---------
                                                                        398,299
   Less--current portion.............................................  (130,142)
                                                                      ---------
                                                                      $ 268,157
                                                                      =========

5. Stockholders' Equity:

Authorized Shares

In December 1998, the Company increased the number of authorized shares of common and preferred stock to 34,000,000 and 26,785,400, respectively. In February 1999, the Company increased the number of authorized shares of common stock and preferred stock to 44,000,000 and 37,688,178, respectively. On March 13, 2000, the Company increased the number of authorized shares of common stock and preferred stock to 65,000,000 and 47,938,179 shares, respectively.

Series A, B and C Convertible Preferred Stock

The Company is authorized to issue preferred stock in various series with rights and privileges as determined by the Board of Directors.

Liquidation Preference

In the event of liquidation, holders of Series A, B and C Preferred Stock would be entitled to receive in preference to any holders of the Company's common stock an amount equal to the greater of (i) $0.6024 per share, $0.72 per share and $1.50 per share, respectively, plus all accrued or other declared but unpaid dividends or (ii) such an amount per share as would have been payable had all shares of Series A, B and C Preferred Stock been converted to the Company's common stock immediately prior to such liquidation, provided that a license agreement with a related party of the Company may not be distributed to the Series A Preferred Stock (Note 7). Remaining assets, if any, would be distributed to common stockholders.

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


Conversion Rights

Each share of Series A, B and C Preferred Stock is initially convertible into one share of common stock. The conversion rate will adjust to 0.3333 shares of common stock per share of preferred held to reflect the common stock split to be completed when the Company effects a one-for-three reverse stock split immediately prior to the closing of the Company's initial public offering. Each share of Series A, B and C Preferred Stock will be automatically converted into common stock upon the closing of a $15,000,000, firmly underwritten public offering of at least $2.50 per share.

Voting Rights

Each holder of Series A, B and C Preferred Stock is entitled to the number of votes equal to the number of shares of the Company's common stock into which such shares of Series A, B and C Preferred Stock could be converted. The holders of Series A Preferred Stock are entitled to elect four out of the six members of the Board of Directors.

Dividend Rights

The holders of the Series A, B and C Preferred Stock are not entitled to receive dividends, except as declared, and at such amounts per share as may be specified by the Board of Directors. No dividends are to be paid on any common stock unless a dividend is paid with respect to all outstanding shares of Series A, B and C Preferred Stock in an amount equal to or greater than the aggregate amount of such dividends for all shares of common stock into which the Series A, B and C Preferred Stock could then be converted into. As of December 31, 1999, the Company had not declared or paid any dividends.

Stock Option Plan

In May 1996, the Company established the 1996 Stock-Based Incentive Compensation Plan (the "Plan") under which incentive and nonqualified stock options may be granted to employees, directors and independent contractors. As amended, an aggregate of 1,666,667 shares of common stock are reserved for issuance under the Plan. The exercise price per share of each option granted will not be less than 110% of the fair market value of the stock in the case of incentive stock options granted to persons owning 10% or more of the voting power of the Company, as defined, and otherwise shall not be less than 100% of the fair market value of the stock. Options generally vest over a four or five-year term. The exercise period is not more than five years from the date of grant in the case of incentive stock options granted to persons owning 10% or more of the voting power of the Company and otherwise not more than ten years.

During the year ended December 31, 1999, in connection with the grant of certain stock options to employees, the Company recorded deferred stock-based compensation of $7,441,343, representing the difference between the exercise price and the deemed fair value (for financial reporting purposes) of the Company's common stock on the date these stock options were granted. Deferred compensation is included as a component of stockholders' equity and is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four or five years. Stock compensation expense recognized for the year ended December 31, 1999, and remaining compensation expense to be recognized is as follows:

                  Deferred Stock Expense Deferred Stock Expense     Unamortized Deferred Stock Expense To Be Recognized
                  Recognized During The  Recognized During The             During the Periods Ending December 31,
                        Year Ended          Six Months Ended    ------------------------------------------------------------
                    December 31, 1999        June 30, 2000         2000       2001       2002       2003      2004    2005
                  ---------------------- ---------------------- ---------- ---------- ---------- ---------- -------- -------
Research and
 development....        $  846,131             $2,562,388
Selling and
 marketing......            85,114              1,668,970
General and
 administrative.           737,652              4,027,017
                        ----------             ----------
                        $1,668,897             $8,258,375       $6,638,204 $8,174,624 $4,639,570 $2,328,617 $769,253 $49,052
                        ==========             ==========       ========== ========== ========== ========== ======== =======

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


Restricted Stock

In 1998, the Company issued 112,067 shares of restricted common stock under the Plan. The holders of such shares of restricted common stock, generally executives of the Company, have entered into Restricted Stock Purchase Agreements under which the Company has the right to repurchase unvested common shares at the original issuance price upon termination of these individuals' business relationships with the Company. Restrictions on these common shares lapse over periods ranging from nineteen months to four years, and such lapsing is subject to acceleration under certain conditions. At December 31, 1998 and 1999, restrictions had lapsed with regard to 39,951 and 105,707 of these shares, respectively.

Pro Forma Disclosures

SFAS No. 123 defines a fair value-based method of accounting for stock-based compensation plans. An entity may continue to measure compensation cost for options granted to employees using the intrinsic value-based method prescribed by APB No. 25, provided that pro forma disclosures are made of net income or loss, assuming the fair value-based method of SFAS No. 123 had been applied.

The Company has elected to account for its stock-based employee compensation plans under APB No. 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during 1997, 1998 and 1999 using the Black-Scholes pricing model and the following weighted average assumptions:

                                                       1997     1998     1999
                                                      -------  -------  -------
   Risk-free interest rate...........................    5.55%    5.23%    5.61%
   Expected lives.................................... 5 years  5 years  4 years
   Expected volatility...............................   0.001%   0.001%   0.001%
   Expected dividend yield...........................       0%       0%       0%

Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

The total fair value of options granted to employees was computed to be $19,366, $15,885 and $7,541,587 for the years ended December 31, 1997, 1998 and
1999, respectively. Pro forma stock-based compensation, net of the amounts recorded for amortization of deferred compensation and the effect of forfeitures, was $6,718, $12,192 and $26,068 for the years ended December 31, 1997, 1998 and 1999, respectively.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS No. 123, the Company's net loss would have been reported as follows:

                                                Year Ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
   Net loss:
     As reported......................... $(2,738,250) $(3,754,874) $(7,578,471)
                                          ===========  ===========  ===========
     Pro forma........................... $(2,744,968) $(3,767,066) $(7,604,539)
                                          ===========  ===========  ===========
   Net loss per share:
     As reported......................... $     (2.80) $     (3.81) $     (7.13)
                                          ===========  ===========  ===========
     Pro forma........................... $     (2.81) $     (3.82) $     (7.16)
                                          ===========  ===========  ===========

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


A summary of all employee options activity under the Plan for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 2000 is as follows:

                                                                     Weighted
                                                       Number of     Average
                                                        Options   Exercise Price
                                                       ---------  --------------
   Outstanding at December 31, 1996...................    55,000      $0.18
     Granted..........................................   307,575      $0.18
     Forfeited........................................   (73,998)     $0.18
                                                       ---------
   Outstanding at December 31, 1997...................   288,577      $0.18
     Granted..........................................   283,099      $0.18
     Forfeited........................................   (13,248)     $0.18
     Exercised........................................  (112,400)     $0.18
                                                       ---------
   Outstanding at December 31, 1998...................   446,028      $0.18
     Granted..........................................   697,397      $0.18
     Forfeited........................................  (105,487)     $0.18
     Exercised........................................   (34,214)     $0.18
                                                       ---------
   Outstanding at December 31, 1999................... 1,003,724      $0.18
     Granted (unaudited).............................. 1,809,000      $1.32
     Forfeited (unaudited)............................  (39,137)      $2.02
     Exercised (unaudited)............................ (814,413)      $0.29
                                                       ---------
   Outstanding at June 30, 2000 (unaudited)........... 1,959,174      $1.15
                                                       =========      =====

As of December 31, 1997, 1998 and 1999, 50,459, 106,465 and 261,991 of the
above options were exercisable, respectively, with weighted average exercise prices of $0.18, $0.18 and $0.18, respectively. As of June 30, 1999 and 2000, 148,946 and 156,096 of the above options were exercisable, respectively, with weighted average exercise prices of $0.18 and $0.40, respectively.

The following table summarizes the weighted average exercise prices of options granted during the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000.

The table includes options for common stock whose exercise price was less than the fair market value, for financial reporting purposes, of the underlying common stock at the date of grant and equal to the fair market value at the date of grant:

                                                             Six months ended
                                  Years Ended December 31,       June 30,
                                 -------------------------- -------------------
                                   1997     1998     1999     1999      2000
                                 -------- -------- -------- -------- ----------
                                                                (unaudited)
   EXERCISE PRICE:
   Less than fair market
    value --
   Number of options............      --       --   697,397  121,500  1,809,000
                                 ======== ======== ======== ======== ==========
   Weighted average exercise
    price....................... $    --  $    --  $   0.18 $   0.18 $     1.32
                                 ======== ======== ======== ======== ==========
   Weighted average fair value.. $    --  $    --  $  10.81 $   2.16 $    14.43
                                 ======== ======== ======== ======== ==========
   Equal to fair market value--
   Number of options............  307,575  283,099      --       --         --
                                 ======== ======== ======== ======== ==========
   Weighted average exercise
    price....................... $   0.18 $   0.18 $    --  $    --  $      --
                                 ======== ======== ======== ======== ==========
   Weighted average fair value.. $   0.06 $   0.06 $    --  $    --  $      --
                                 ======== ======== ======== ======== ==========

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


The following table summarizes information about employee stock options outstanding and exercisable under the Plan at December 31, 1999:

                       Options Outstanding           Options Exercisable
              ------------------------------------- ---------------------
                Number of      Weighted                Number
                 Options        Average    Weighted Exercisable  Weighted
              Outstanding at   Remaining   Average       at      Average
   Exercise    December 31,   Contractual  Exercise December 31, Exercise
   Price           1999      Life in Years  Price       1999      Price
   --------   -------------- ------------- -------- ------------ --------
    $0.18       1,003,724        8.84       $0.18     261,991     $0.18

The following table summarizes information about employee stock options outstanding and exercisable under the Plan at June 30, 2000 (unaudited):

                       Options Outstanding           Options Exercisable
              ------------------------------------- ---------------------
                Number of      Weighted
                 Options        Average    Weighted    Number    Weighted
              Outstanding at   Remaining   Average  Exercisable  Average
   Exercise      June 30,     Contractual  Exercise at June 30,  Exercise
   Price           2000      Life in Years  Price       2000      Price
   --------   -------------- ------------- -------- ------------ --------
    $0.18         333,508        8.29       $0.18      95,832     $0.18
    $0.75       1,365,333        9.58       $0.75      60,264     $0.75
    $4.50         260,333        9.80       $4.50          --     $4.50

Options Issued to Non-Employees

SFAS No. 123 and related interpretations require that all transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments be accounted for based on the fair value of the consideration received or the equity instruments issued, whichever is more reliably measurable. The Company has computed the fair value of all options granted to non-employees during 1997 and 1998, using the Black-Scholes pricing model. No expense has been recognized related to these options as their fair value was determined to be nominal. No options were issued to non-employees in 1999 or for the period ended June 30, 2000.

A summary of all non-employee option activity for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 2000 is as follows:

                                                                     Weighted
                                                        Number of    Average
                                                         Options  Exercise Price
                                                        --------- --------------
   Outstanding at December 31, 1996....................   40,000      $0.18
     Granted...........................................   34,999      $0.18
     Forfeited.........................................   (1,666)     $0.18
                                                         -------
   Outstanding at December 31, 1997....................   73,333      $0.18
     Granted...........................................   32,000      $0.18
     Forfeited.........................................  (18,406)     $0.18
     Exercised.........................................  (16,927)     $0.18
                                                         -------
   Outstanding at December 31, 1998 and 1999...........   70,000      $0.18
     Exercised (unaudited).............................  (25,834)     $0.18
                                                         -------
   Outstanding at June 30, 2000 (unaudited)............   44,166      $0.18
                                                         =======      =====

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


The following table summarizes information about non-employee stock options outstanding and exercisable under the Plan at December 31, 1999:

                             Options Outstanding            Options Exercisable
                    -------------------------------------- ---------------------
                       Number of      Weighted                Number
                        Options        Average    Weighted Exercisable  Weighted
                      Outstanding     Remaining   Average       at      Average
                    at December 31,  Contractual  Exercise December 31, Exercise
   Exercise Price        1999       Life in Years  Price       1999      Price
   --------------   --------------- ------------- -------- ------------ --------
   $0.18                70,000          7.06       $0.18      70,000     $0.18

The following table summarizes information about non-employee stock options outstanding and exercisable under the Plan at June 30, 2000 (unaudited):

                             Options Outstanding            Options Exercisable
                    -------------------------------------- ---------------------
                       Number of      Weighted
                        Options        Average    Weighted    Number    Weighted
                      Outstanding     Remaining   Average  Exercisable  Average
                      at June 30,    Contractual  Exercise at June 30,  Exercise
   Exercise Price         2000      Life in Years  Price       2000      Price
   --------------   --------------- ------------- -------- ------------ --------
   $0.18                44,166          5.96       $0.18      44,166     $0.18

Stock Warrants

In November 1996, the Company entered into a warrant agreement with a related party to purchase 124,502 shares of the Company's Series A Preferred Stock for an exercise price of $0.6024 per share. The warrant expires on the earlier of the closing of an initial public offering of the Company's common stock or November 30, 2001. No value has been attributed to this warrant as its value was determined to be nominal.

In September 1997, the Company entered into a warrant agreement with a bank to purchase the Company's Series A Preferred Stock. On October 9, 1997, under the terms of the warrant agreement, the Company issued a warrant to the bank to purchase 30,000 shares of the Company's Series A Preferred Stock for an exercise price of $0.6024 per share. The warrant expires on September 9, 2004. No value has been attributed to this warrant as its value was determined to be nominal.

In October 1998, in connection with the issuance of convertible debt (see Note
4), the Company entered into warrant agreements to purchase a total of 208,331 shares of the Company's Series B Preferred Stock for an exercise price of $0.72 per share. The warrants expire on December 16, 2003. The Company determined the fair value of the warrants to be $82,298 using the Black-Scholes option pricing model using the following assumptions:

   Exercise price.......................................................   $0.72
   Fair market value of Series B Preferred Stock on grant date..........   $0.72
   Option life.......................................................... 5 years
   Volatility rate......................................................     60%
   Risk free rate of return.............................................   4.18%
   Dividend rate........................................................      0%

The fair value of these warrants have been included as a discount to the related debt.

In December 1998, the Company entered into a warrant agreement with the Series B placement agent to purchase 18,055 shares of the Company's common stock for an exercise price of $2.16 per share. The warrants expire on the earlier of the closing of an initial public offering of the Company's common stock or December 16, 2003. No deduction from the Series B proceeds was recorded related to these warrants as their value was determined to be nominal.

In February 1999, the Company entered into a warrant agreement with the Series B placement agent to purchase 201,388 shares of the Company's common stock for an exercise price of $2.16 per share. The warrants expire on the

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)

earlier of the closing of an initial public offering of the Company's common stock or February 11, 2004. The Company has determined the fair value of the warrants to be $241,126 using the Black-Scholes option pricing model using the following assumptions:

   Exercise price.......................................................   $2.16
   Fair market value of common stock on grant date......................   $0.72
   Option life.......................................................... 5 years
   Volatility rate......................................................     60%
   Risk free rate of return.............................................   4.66%
   Dividend rate........................................................      0%

The fair value of these warrants have been included as additional offering costs of the Series B Preferred Stock.

6. Income Taxes:

The provision for income taxes includes the following:

                                             1997        1998         1999
                                          ----------  -----------  -----------
   Current--
     Federal............................. $      --   $       --   $       --
     State...............................        --           --           --
                                          ----------  -----------  -----------
       Total current provision...........        --           --           --
                                          ----------  -----------  -----------
   Deferred--
     Federal.............................   (984,000)  (1,313,000)  (2,025,000)
     State...............................    (95,000)    (127,000)    (197,000)
     Valuation allowance.................  1,079,000    1,440,000    2,222,000
                                          ----------  -----------  -----------
       Total deferred provision
        (benefit)........................        --           --           --
                                          ----------  -----------  -----------
       Total provision................... $      --   $       --   $       --
                                          ==========  ===========  ===========

The statutory federal income tax rate was 34% for the years ended December 31, 1997, 1998 and 1999.

Differences between the income tax expense reported in the statements of operations and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                             1997        1998         1999
                                          ----------  -----------  -----------
   Benefit at statutory rate............. $ (931,000) $(1,276,000) $(2,577,000)
   Increase (decrease) due to--
     State income taxes..................    (90,000)    (124,000)    (250,000)
     Nondeductible expenses..............      2,000        4,000        7,000
     Nondeductible stock-based
      compensation.......................        --           --       623,000
     Research and development tax credit
      and other..........................    (60,000)     (44,000)     (25,000)
     Valuation allowance.................  1,079,000    1,440,000    2,222,000
                                          ----------  -----------  -----------
   Income tax provision.................. $      --   $       --   $       --
                                          ==========  ===========  ===========

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


Components of net deferred tax assets (liabilities) as of December 31, 1998 and 1999 are as follows:

                                                            1998        1999
                                                         ----------  ----------
   Current--
     Accounts receivable...............................  $      --   $ (134,000)
     Prepaid expenses..................................      (7,000)    (45,000)
     Accounts payable and accrued liabilities..........     139,000     241,000
     Deferred revenue..................................      46,000     309,000
   Non-current--
     Depreciation......................................      16,000      30,000
     Capitalized research and development costs for tax
      purposes.........................................     916,000     797,000
     Net operating losses..............................   2,108,000   4,217,000
     Tax credits.......................................     105,000     130,000
                                                         ----------  ----------
   Total net deferred tax assets.......................   3,323,000   5,545,000
   Valuation allowance.................................  (3,323,000) (5,545,000)
                                                         ----------  ----------
     Net deferred tax assets...........................  $      --   $      --
                                                         ==========  ==========

For income tax reporting purposes, the Company has approximately $11,306,000 of net operating loss carryforwards that expire at various dates through 2019. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of a significant change in ownership interests. The Company also has available income tax credits of approximately $130,000, expiring at various dates through 2019. Realization of net operating loss and tax credit carryforwards is dependent on generating sufficient taxable income prior to their expiration dates.

During 1997, 1998 and 1999, the Company increased its valuation allowance by $1,079,000, $1,440,000 and $2,222,000, respectively, due mainly to uncertainty relating to the realizability of the Company's net operating loss carryforwards and income tax credits. The amount of the deferred tax assets considered realizable could be adjusted in the near term if future taxable income materializes.

7. Commitment and Contingencies:

Operating Leases

The Company leases administrative offices, research facilities and certain equipment under noncancelable operating lease agreements. Rent expense under these leases was $227,982 and $247,368 for the years ended December 31, 1998 and 1999, respectively. The following is a schedule of future minimum lease payments for the years ending December 31:

   2000.............................................................. $  389,159
   2001..............................................................    392,221
   2002..............................................................    403,449
   2003..............................................................    415,013
   2004..............................................................    423,077
   Thereafter........................................................    102,984
                                                                      ----------
                                                                      $2,125,903
                                                                      ==========

Cold Springs Harbor License Agreement

The Company is the exclusive licensee of a technology owned by Cold Springs Harbor Laboratory with regard to a specific patent. This license gives the Company the exclusive right to commercialize the related technology. This technology is incorporated into the Company's Discovery Manager product. Accordingly, the Company's business could be materially harmed if the Company loses or is unable to maintain this license agreement. Cold Springs Harbor Laboratory is a related party through its ownership of shares of the Company's common stock.

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)


Licensing Agreement

In April 1996, the Company entered into a licensing and remarketing agreement with a third-party software company ("licensor"). The Company is fully licensed to use the licensor's software and documentation. The Company can sublicense the use of the licensor's software to its worldwide customers. Under the terms of the two-year sublicense agreement, the Company is required to pay royalties to the licensor based on product sales. During the years ended December 31, 1998 and 1999, the Company paid approximately $1,800 and $57,130, respectively, under the licensing agreement. No royalties were paid during 1997 under this agreement.

8. Major Customers:

The Company did not generate any revenue for the year ended December 31, 1997. The Company's revenue from customers in excess of 10% of net revenue for the years ended December 31, 1998 and 1999 are as follows:

                                                                     1998  1999
                                                                    ------ -----
   Customer A......................................................  55.0% 41.0%
   Customer B......................................................  45.0% 26.0%
                                                                    ------ -----
                                                                    100.0% 67.0%
                                                                    ====== =====

The Company's net accounts receivable-trade as of December 31, 1998 and 1999 are concentrated with the following major customers as follows:

                                                                     1998  1999
                                                                     ---- ------
   Customer B....................................................... --%   11.0%
   Customer C....................................................... --%   89.0%
                                                                     ---  ------
                                                                     --%  100.0%
                                                                     ===  ======

9. Geographic Information:

The Company's operations and all assets are based in the United States. The Company sells its products to both domestic and foreign customers. The Company did not generate any revenue for the year ended December 31, 1997. The Company's revenue by geographic area for the years ended December 31, 1998 and 1999 is as follows:

                                                                 1998     1999
                                                               -------- --------
   United States.............................................. $ 88,887 $530,310
   Europe.....................................................  108,005  251,020
                                                               -------- --------
                                                               $196,892 $781,330
                                                               ======== ========

10. Employee Benefit Plan:

401(k) and Profit Sharing Plan

Effective January 1, 1998, the Company implemented a defined contribution plan under Section 401(k) of the Internal Revenue Code ("IRC"). Under the plan, eligible employees may contribute up to 15% of their compensation, subject to limitations under the IRC. The Company may make discretionary matching contributions to the plan upon Board approval. No contributions to the plan have been made by the Company to date.

11. Subsequent Events:

On March 13, 2000, the Company issued 10,022,634 shares of Series C Convertible Preferred Stock ($0.001 par value) at $1.50 per share in a private placement offering to accredited investors, resulting in proceeds of approximately $15,000,000. As part of this transaction, the Certificate of Incorporation was amended to increase the authorized shares to 112,938,178, of which 47,938,178 are designated as preferred stock and 65,000,000 are

                              GENOMICA CORPORATION

              (Including Information Related to Unaudited Periods)

designated as common stock. Each share of Series C Convertible Preferred Stock is initially convertible into one share of common stock. However, the conversion rate will adjust to 0.3333 shares of common stock for each share of preferred stock held when the Company effects a one-for-three reverse stock split of its common stock immediately prior to the closing of the Company's initial public offering. The issuance of the Series C Convertible Preferred Stock resulted in a beneficial conversion feature of approximately $15,000,000, calculated in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features." The beneficial conversion feature was reflected as a preferred dividend in the Statement of Operations during the first quarter of 2000.

Unaudited

Subsequent to December 31, 1999 and through June 30, 2000, the Company granted options to purchase 1,809,000 shares of common stock to employees and directors at exercise prices ranging from $0.75 to $4.50 per share. In connection with the stock option grants, the Company will recognize compensation expense over the related vesting periods of $25,523,760 relating to these grants for the difference between the exercise price and the deemed fair market value for financial reporting purposes.

On September 5, 2000, the Company issued 900,000 shares of Series D Convertible Preferred Stock ($0.001 par value) at $3.34 per share, to an accredited investor, resulting in net proceeds of approximately $3,000,000. As part of this transaction, the Certificate of Incorporation was amended to increase the authorized preferred shares to 48,838,178. Each share of Series D Convertible Preferred Stock is initially convertible into one share of common stock. However, the conversion rate will adjust to 0.3333 shares of common stock for each share of preferred stock held when the Company effects a one-for-three reverse stock split of its common stock immediately prior to the closing of the Company's initial public offering. The issuance of the Series D Convertible Preferred Stock resulted in a beneficial conversion feature of approximately $2,100,000, calculated in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features." The beneficial conversion feature will be reflected as a preferred dividend in the Statement of Operations during the third quarter of 2000.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
-----------------------------------------------------------------



                               [LOGO OF GENOMICA]



                              Genomica Corporation

                                5,000,000 Shares

                                  Common Stock

                                --------------

                                   PROSPECTUS

                                --------------

                                         , 2000


                               CIBC World Markets

                             Dain Rauscher Wessels

                          Prudential Vector Healthcare
                        a unit of Prudential Securities


-----------------------------------------------------------------

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until          , 2000 (25 days after the commencement of
the offering), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    Part II
                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee........ $   30,967.00
      NASD filing fee............................................ $   12,230.00
      Nasdaq National Market listing fee......................... $   95,000.00
      Blue Sky fees and expenses................................. $   10,000.00
      Printing and engraving expenses............................ $  250,000.00
      Legal fees and expenses.................................... $  500,000.00
      Accounting fees and expenses............................... $  200,000.00
      Transfer agent and registrar fees.......................... $   10,000.00
      Miscellaneous expenses..................................... $  191,803.00
                                                                  -------------
          Total.................................................. $1,300,000.00
                                                                  =============

Item 14. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of Delaware (the "Delaware Law"), we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Our certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our stockholders, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

We have entered into, or prior to the offering we will enter into, indemnity agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of our directors or executive officers or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Described below is information regarding all securities that have been issued by the Company during the past three years.

On various dates since September 1, 1997, we authorized the grant of stock options to employees, consultants, directors and officers to purchase 3,482,460 shares of our common stock at exercise prices ranging from $0.18 to $4.50 per share. We relied on the exemption provided by Rule 701 of the Securities Act.

On September 10, 1997, we issued a warrant to purchase 30,000 shares of our Series A Preferred Stock (which will be exercisable for 10,000 shares of common stock upon the closing of this offering) at an exercise price of $0.60 per share to one lender. We relied on the exemption provided by Section 4(2) of the Securities Act.

In October 1997, we issued 5,810,170 shares of our Series A Preferred Stock (which will convert into 1,936,722 shares of common stock upon the closing of this offering) to certain accredited investors for cash proceeds in the amount of $3,500,000. We relied on the exemption provided by Section 4(2) of the Securities Act.

On October 9, 1998, we issued warrants to accredited investors to purchase 208,331 shares of our Series B Preferred Stock (which will be exercisable for 69,443 shares of common stock upon the closing of this offering) at an exercise price of $0.72 per share in connection with our Series B Preferred Stock financing. We relied on the exemption provided by Section 4(2) of the Securities Act.

On December 16, 1998 and February 12, 1999, we issued 18,826,959 shares of our Series B Preferred Stock (which will convert into 6,275,650 shares of common stock upon the closing of this offering) to certain accredited investors for cash proceeds in the amount of $13,540,506. We relied on the exemption provided by Section 4(2) of the Securities Act.

On December 16, 1998 and February 12, 1999, we issued warrants to a placement agent to purchase 219,443 shares of our common stock at an exercise price of $2.16 per share in connection with our Series B Preferred Stock financing. We relied upon the exemption provided by Section 4(2) of the Securities Act.

On March 13, 2000, we issued 10,022,634 shares of our Series C Preferred Stock (which will convert into 3,340,877 shares of common stock upon the closing of this offering) to certain accredited investors for cash proceeds in the amount of $15,033,951. We relied on the exemption provided by Rule 506 of Regulation D of the Securities Act.

On September 5, 2000, we issued 900,000 shares of our Series D Preferred Stock (which will convert into 300,000 shares of common stock upon the closing of this offering) to one accredited investor within the meaning of such term under paragraph (a)(3) of Rule 501 of the Securities Act for cash proceeds in the amount of $3,006,000. We relied upon the exemption provided by Section 4(2) of the Securities Act.

The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Company.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

 Exhibit
   No.    Description
 -------  -----------
   1.1+   Form of Underwriting Agreement.

   3.1+   Restated Certificate of Incorporation, currently in effect.

   3.2+   Bylaws, currently in effect.

   3.3+ Form of Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.

 Exhibit
   No.    Description
 -------  -----------
   3.4+   Amended and Restated Bylaws, to become effective upon the closing of this offering.

   4.1    Reference is made to Exhibits 3.1 through 3.4.

   4.2+   Specimen Stock Certificate.

   5.1+ Opinion of Cooley Godward LLP regarding legality of securities being issued.

  10.1+ Form of Common Stock Acquisition Agreement by and between the Company and certain investors, and supplemental schedule.

  10.2+ Stockholder Agreements by and between the Company and certain stockholders of the Company, dated March 22, 1996.

  10.3+ Founders Agreements by and between the Company and certain stockholders of the Company, dated March 22, 1996.

  10.4+ Voting Agreement, dated March 22, 1996; Supplemental Voting Agreement dated February 28, 1997; Amendment to Supplemental Voting Agreement, dated June 14, 1997; Second Amendment to Supplemental Voting
          Agreement, dated October 6, 1997; Third Amendment to Supplemental
          Voting Agreement, dated October 20, 1997.

  10.5+   Series A Convertible Preferred Stock Purchase Agreement, dated March
          22, 1996.

  10.6+   Series A Convertible Preferred Stock Purchase Agreement, dated
          February 28, 1997; Amendment to Series A Convertible Stock Purchase
          Agreement, dated June 14, 1997; Second Amendment to Series A
          Convertible Preferred Stock Purchase Agreement, dated October 6,
          1997.

  10.7+   Note and Warrant Purchase Agreement, dated October 9, 1998.

  10.8+   Series B Preferred Stock Purchase Agreement, dated December 16, 1998.

  10.9+   Series B Preferred Stock Purchase Agreement, dated February 12, 1999.

  10.10+  Series C Preferred Stock Purchase Agreement, dated March 13, 2000.

  10.11+ Second Amended and Restated Investors' Rights Agreement by and among the Company and certain stockholders of the Company dated September
          5, 2000.

  10.12+  Warrant Agreement to purchase shares of Series A Preferred Stock with
          Falcon Technology Partners, L.P., dated November 1996.

  10.13+  Warrant Agreement to purchase shares of Series A Preferred Stock with
          Silicon Valley Bank, dated September 10, 1997.

  10.14+  Form of Warrant Agreement to purchase Series B Preferred Stock.

  10.15+  Form of Warrant Agreement to purchase shares of Common Stock.

  10.16+ Form of Indemnity Agreement to be entered into between the Company and its directors and executive officers.

  10.17+ License Agreement by and between Cold Spring Harbor Laboratory and the Company, dated January 6, 1996.

  10.18+  Gemstone Systems, Inc. Domestic Software License Agreement, dated
          March 28, 1996.

  10.19+  Amended and Restated 1996 Stock Option Plan.

  10.20+  2000 Equity Incentive Plan.

  10.21+  Form of Grant Notice and Stock Option Agreement under the Amended and
          Restated 1996 Stock Option Plan.

  10.22+  Form of Grant Notice and Stock Option Agreement under the 2000 Equity
          Incentive Plan.

  10.23+  Lease by and between Boulder 38th LLC and the Company, dated December
          30, 1999.

 Exhibit
   No.    Description
 -------  -----------
 10.24+   Master Lease Agreement between the Company and Transamerica
          Business Credit Corporation, dated November 3, 1998.

 10.25+ Employment Agreement between the Company and Teresa W. Ayers, dated March 15, 2000.

 10.26+ Employment Agreement between the Company and Thomas G. Marr, dated March 15, 2000.

 10.27++ Product Development and Reseller Agreement between the Company and PE Biosystems, dated April 7, 2000.

 10.28+ Consent and Amendment Agreement between the Company and certain stockholders of the Company, dated February 28, 1997.

 10.29+   Series D Preferred Stock Purchase Agreement, dated September 5,
          2000.

 10.30++ Object Model Technology License Agreement between the Company and Applied Biosystems, dated September 5, 2000.

 21.1+    Subsidiary of the Company.

 23.1     Consent of Arthur Andersen LLP.

 23.2+    Consent of Cooley Godward LLP. Reference is made to Exhibit
          5.1.

 24.1+    Powers of Attorney. Reference is made to Page II-5.

 27.0+    Financial Data Schedule.

--------
 +The Company is applying for confidential treatment with respect to portions of this exhibit.
 +Previously filed.

(b) Financial Statement Schedules.

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, County of Boulder, State of Colorado, on September 27, 2000.


                                                 /s/ Daniel R. Hudspeth
                                        By: ____________________________________
                                                   Daniel R. Hudspeth
                                            Vice President of Finance, Chief
                                            Financial Officer, Secretary and
                                                       Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated and on September 27, 2000.

             Signature                           Title
             ---------                           -----


                *                    Chairman of the Board of
____________________________________  Directors
         James L. Rathmann

                *                    Chief Executive Officer and
____________________________________  Director (Principal
          Teresa W. Ayers             Executive Officer)

                *                    President, Chief Scientist
____________________________________  and Director
           Thomas G. Marr

     /s/ Daniel R. Hudspeth          Vice President of Finance,
____________________________________  Chief Financial Officer,
         Daniel R. Hudspeth           Secretary and Treasurer
                                      (Principal Financial and
                                      Accounting Officer)

                *                    Director
____________________________________
        Marvin H. Caruthers

                *                    Director
____________________________________
      Ralph E. Christoffersen

                *                    Director
____________________________________
         Arnold J. Levine

                *                    Director
____________________________________
          Robert T. Nelsen

    *By: /s/ Daniel R. Hudspeth
____________________________________
         Daniel R. Hudspeth
          Attorney-in-Fact

                                 Exhibit Index

 Exhibit No. Description
 ----------- -----------
   1.1+      Form of Underwriting Agreement.

   3.1+      Restated Certificate of Incorporation, currently in effect.

   3.2+      Bylaws, currently in effect.

   3.3+ Form of Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.

   3.4+ Amended and Restated Bylaws, to become effective upon the closing of this offering.

   4.1       Reference is made to Exhibits 3.1 through 3.4.

   4.2+      Specimen Stock Certificate.

   5.1+ Opinion of Cooley Godward LLP regarding legality of securities being issued.

  10.1+      Form of Common Stock Acquisition Agreement by and between the
             Company and certain investors, and supplemental schedule.

  10.2+ Stockholder Agreements by and between the Company and certain stockholders of the Company, dated March 22, 1996.

  10.3+ Founders Agreements by and between the Company and certain stockholders of the Company, dated March 22, 1996.

  10.4+      Voting Agreement, dated March 22, 1996; Supplemental Voting
             Agreement dated February 28, 1997; Amendment to Supplemental
             Voting Agreement, dated June 14, 1997; Second Amendment to
             Supplemental Voting Agreement, dated October 6, 1997; Third
             Amendment to Supplemental Voting Agreement, dated October 20,
             1997.

  10.5+      Series A Convertible Preferred Stock Purchase Agreement, dated
             March 22, 1996.

  10.6+      Series A Convertible Preferred Stock Purchase Agreement, dated
             February 28, 1997; Amendment to Series A Convertible Stock
             Purchase Agreement, dated June 14, 1997; Second Amendment to
             Series A Convertible Preferred Stock Purchase Agreement, dated
             October 6, 1997.

  10.7+      Note and Warrant Purchase Agreement, dated October 9, 1998.

  10.8+      Series B Preferred Stock Purchase Agreement, dated December 16,
             1998.

  10.9+      Series B Preferred Stock Purchase Agreement, dated February 12,
             1999.

 10.10+      Series C Preferred Stock Purchase Agreement, dated March 13, 2000.

 10.11+ Second Amended and Restated Investors' Rights Agreement by and among the Company and certain stockholders of the Company dated
             September 5, 2000.

 10.12+ Warrant Agreement to purchase shares of Series A Preferred Stock with Falcon Technology Partners, L.P., dated November 1996.

 10.13+ Warrant Agreement to purchase shares of Series A Preferred Stock with Silicon Valley Bank, dated September 10, 1997.

 10.14+      Form of Warrant Agreement to purchase Series B Preferred Stock.

 10.15+      Form of Warrant Agreement to purchase shares of Common Stock.

 10.16+ Form of Indemnity Agreement to be entered into between the Company and its directors and executive officers.

 10.17+      License Agreement by and between Cold Spring Harbor Laboratory and
             Genomica Corporation, dated January 6, 1996.

 10.18+      Gemstone Systems, Inc. Domestic Software License Agreement, dated
             March 28, 1996.


 Exhibit No. Description
 ----------- -----------
 10.19+      Amended and Restated 1996 Stock Option Plan.

 10.20+      2000 Equity Incentive Plan.

 10.21+ Form of Grant Notice and Stock Option Agreement under the Amended and Restated 1996 Stock Option Plan.

 10.22+      Form of Grant Notice and Stock Option Agreement under the 2000
             Equity Incentive Plan.

 10.23+ Lease by and between Boulder 38th LLC and Genomica Corporation, dated December 30, 1999.

 10.24+ Master Loan and Security Agreement between Genomica Corporation and Transamerica Business Credit Corporation, dated September 10,
             1998.
 10.25+      Employment Agreement between Genomica Corporation and Teresa W.
             Ayers, dated March 15, 2000.

 10.26+      Employment Agreement between Genomica Corporation and Thomas G.
             Marr, dated March 15, 2000.

 10.27++     Product Development and Reseller Agreement between Genomica
             Corporation and PE Biosystems, dated April 7, 2000.
 10.28+ Consent and Amendment Agreement between the Company and certain stockholders of the Company, dated February 28, 1997.
 10.29+      Series D Preferred Stock Purchase Agreement, dated September 5,
             2000.

 10.30++     Object Model Technology License Agreement between the Company and
             Applied Biosystems, dated September 5, 2000.

 21.1+       Subsidiary of the Company.

 23.1        Consent of Arthur Andersen LLP.

 23.2+       Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 24.1+       Powers of Attorney, Reference is made to Page II-5.

 27.0+       Financial Data Schedule.

------------------
 + The Company is applying for confidential treatment with respect to portions of this exhibit.
 + Previously filed.